Exhibit 99.1

Unless the context otherwise requires: (i) “Crown” refers to Crown Holdings, Inc. and its subsidiaries on a consolidated basis, which, after consummation of the Signode Acquisition, will include Signode and its subsidiaries; (ii) “Crown Cork” refers to Crown Cork & Seal Company, Inc. and not its subsidiaries; (iii) “Crown European Holdings” refers to Crown European Holdings S.A. and not its subsidiaries; (iv) “Crown Americas” refers to Crown Americas LLC and not its subsidiaries; (v) “Crown Americas Capital VI” refers to Crown Americas Capital Corp. VI and not its subsidiaries; (vi) “Signode” refers collectively to Signode Industrial Group Holdings (Bermuda) Ltd. and its subsidiaries on a consolidated basis, and (vii) the “Merger Agreement” refers to that certain Agreement and Plan of Merger, dated as of December 19, 2017, as amended and restated on December 26, 2017, by and among Crown, Signode, Cobra Merger Sub, Ltd., and TC Group VI, L.P., solely in its capacity as the shareholders’ representative. Unless otherwise indicated, the information herein relating to Crown and its business does not give pro forma effect to the Signode Acquisition and the financing structure established to fund the Signode Acquisition. The unaudited pro forma condensed combined and consolidated pro forma financial information assumes that Crown acquires entities, properties and assets representing 100% of the net sales generated by Signode and its consolidated subsidiaries for the twelve months ended September 30, 2017.

FORWARD-LOOKING STATEMENTS

Statements included herein that are not historical facts (including any statements concerning plans and objectives of management for future operations or economic performance, or assumptions related thereto) are “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements can be identified by words, such as “believes,” “estimates,” “anticipates,” “expects” and other words of similar meaning in connection with a discussion of future operating or financial performance. These may include, among others, statements relating to:

•	the new senior notes offerings and the use of proceeds therefrom described herein, and Crown’s ability to implement the offerings on the terms described herein;

•	Crown’s plans or objectives for future operations, products or financial performance;

•	Crown’s indebtedness and other contractual obligations;

•	the impact of an economic downturn or growth in particular regions;

•	anticipated uses of cash;

•	cost reduction efforts and expected savings;

•	Crown’s policies with respect to executive compensation; and

•	the expected outcome of contingencies, including with respect to asbestos-related litigation and Crown’s and Signode’s pension and postretirement liabilities.

These forward-looking statements are made based upon Crown’s expectations and beliefs concerning future events impacting Crown and, therefore, involve a number of risks and uncertainties. Crown cautions that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

Important factors that could cause the actual results of operations or financial condition of Crown to differ include, but are not necessarily limited to:

•	the ability of Crown to expand successfully in international and emerging markets;

•	whether the Signode Acquisition is consummated;

•	whether the acquisition of Signode will be accretive to Crown’s earnings;

•	whether the sales and profits of Signode will continue to grow;

•	whether the combination of Crown and Signode will provide benefits to customers and shareholders;

•	whether the operations of Signode can be successfully integrated into Crown’s operations;

•	the ability of Crown to repay, refinance or restructure its short and long-term indebtedness on adequate terms and to comply with the terms of its agreements relating to debt;

•	the impact of the recent European Sovereign debt crisis;

•	the impact of the United Kingdom’s expected withdrawal from the European Union;

•	Crown’s ability to generate significant cash to meet its obligations and invest in its business and to maintain appropriate debt levels;

•	restrictions on Crown’s use of available cash under its debt agreements;

•	changes or differences in U.S. or international economic or political conditions, such as inflation or fluctuations in interest or foreign exchange rates (and the effectiveness of any currency or interest rate hedges), tax rates and tax laws (including with respect to taxation of unrepatriated non-U.S. earnings or as a result of the depletion of net loss or foreign tax credit carryforwards);

•	the impact of health care reform in the United States;

•	the impact of the Tax Act (as defined below) on Crown and Signode;

•	the impact of foreign trade laws and practices;

•	the collectability of receivables;

•	war or acts of terrorism that may disrupt Crown’s production or the supply or pricing of raw materials, including in Crown’s Middle East operations, impact the financial condition of customers or adversely affect Crown’s ability to refinance or restructure its remaining indebtedness;

•	changes in the availability and pricing of raw materials (including aluminum can sheet, steel tinplate, energy, water, inks and coatings) and Crown’s ability to pass raw material, energy and freight price increases and surcharges through to its customers or to otherwise manage these commodity pricing risks;

•	Crown’s ability to obtain and maintain adequate pricing for its products, including the impact on Crown’s revenue, margins and market share and the ongoing impact of price increases;

•	energy and natural resource costs;

•	the cost and other effects of legal and administrative cases and proceedings, settlements and investigations;

•	the outcome of asbestos-related litigation (including the number and size of future claims and the terms of settlements, and the impact of bankruptcy filings by other companies with asbestos-related liabilities, any of which could increase the asbestos-related costs of Crown Cork & Seal Company, Inc., a subsidiary of Crown (“Crown Cork”) over time, the adequacy of reserves established for asbestos-related liabilities, Crown Cork’s ability to obtain resolution without payment of asbestos-related claims by persons alleging first exposure to asbestos after 1964, and the impact of state legislation dealing with asbestos liabilities and any litigation challenging that legislation and any future state or federal legislation dealing with asbestos liabilities);

•	Crown’s ability to realize deferred tax benefits;

•	changes in Crown’s critical or other accounting policies or the assumptions underlying those policies;

•	labor relations and workforce and social costs, including Crown’s and Signode’s pension and postretirement obligations and other employee or retiree costs;

•	investment performance of Crown’s pension plans;

•	costs and difficulties related to the acquisition of a business and integration of acquired businesses, including the integration of Signode;

•	the impact of any potential dispositions, acquisitions or other strategic realignments, which may impact Crown’s operations, financial profile, investments or levels of indebtedness;

•	Crown’s ability to realize efficient capacity utilization and inventory levels and to innovate new designs and technologies for its products in a cost-effective manner;

•	competitive pressures, including new product developments, industry overcapacity, or changes in competitors’ pricing for products;

•	Crown’s ability to achieve high capacity utilization rates for its equipment;

•	Crown’s ability to maintain, develop and capitalize on competitive technologies for the design and manufacture of products and to withstand competitive and legal challenges to the proprietary nature of such technology;

•	Crown’s ability to protect its information technology systems from attacks or catastrophic failure;

•	the strength of Crown’s cyber-security;

•	Crown’s ability to generate sufficient production capacity;

•	Crown’s ability to improve and expand its existing product and product lines;

•	the impact of overcapacity on the end-markets Crown serves;

•	loss of customers, including the loss of any significant customers;

•	changes in consumer preferences for different packaging products;

•	the financial condition of Crown’s vendors and customers;

•	weather conditions, including their effect on demand for beverages and on crop yields for fruits and vegetables stored in food containers;

•	the impact of natural disasters, including in emerging markets;

•	changes in governmental regulations or enforcement practices, including with respect to environmental, health and safety matters and restrictions as to foreign investment or operation;

•	the impact of increased governmental regulation on Crown and its products, including the regulation or restriction of the use of bisphenol-A;

•	the impact of Crown’s recent initiatives to generate additional cash, including the reduction of working capital levels and capital spending;

•	the ability of Crown to realize cost savings from its restructuring programs;

•	Crown’s ability to maintain adequate sources of capital and liquidity;

•	costs and payments to certain of Crown’s executive officers in connection with any termination of such executive officers or a change in control of Crown;

•	the impact of existing and future legislation regarding refundable mandatory deposit laws in Europe for non-refillable beverage containers and the implementation of an effective return system; and

•	changes in Crown’s strategic areas of focus, which may impact Crown’s operations, financial profile or levels of indebtedness.

While Crown periodically reassesses material trends and uncertainties affecting Crown’s results of operations and financial condition, Crown does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc.

Crown is a worldwide leader in the design, manufacture and sale of packaging products for consumer goods. Crown’s primary products include steel and aluminum cans for food, beverage, household and other consumer products, glass bottles for beverage products and metal vacuum closures and caps. These products are manufactured in Crown’s plants both within and outside the United States and are sold through Crown’s sales organization to the soft drink, food, citrus, brewing, household products, personal care and various other industries. At December 31, 2016, Crown operated 146 plants along with sales and service facilities throughout 36 countries and had approximately 24,000 employees.

For the fiscal year ended December 31, 2016 and the nine months ended September 30, 2017, Crown had net sales of approximately $8,284 million and $6,530 million, respectively, and Adjusted EBITDA (a non-GAAP measure that is defined in “—Summary Historical Financial Data for Crown”) of $1,325 million and $1,066 million, respectively, without giving effect to the Signode Acquisition. Approximately 77% of such net sales were derived from operations outside the United States, of which 55% of these non-U.S. revenues were derived from operations in the European Division, in the fiscal year ended December 31, 2016. Approximately 78% of such net sales were derived from operations outside the United States in the nine months ended September 30, 2017.

The following chart demonstrates the breadth of Crown’s product portfolio and its geographic presence by division:

	Americas	Europe	Asia-Pacific
Food cans	*	*	*
Beverage cans	*	*	*
Aerosol cans	*	*	*
Specialty cans	*	*	*
Glass bottles	*
Closures and caps	*	*	*
Can-making equipment		*

Divisions and Operating Segments

Crown’s business is organized geographically within three divisions: Americas, Europe and Asia Pacific. Within each division, Crown is generally organized along product lines. Crown’s reportable segments within the Americas Division are Americas Beverage and North America Food. Crown’s reportable segments within the European Division are European Beverage and European Food. Crown’s Asia Pacific Division is a reportable segment which primarily consists of beverage can operations and also includes Crown’s non-beverage can operations, primarily food cans and specialty packaging. Crown’s non-reportable segments include its European specialty packaging business, its aerosol can businesses in North America and Europe and its tooling and equipment operations in the United States and United Kingdom.

Business Strengths

Crown’s principal strength lies in its ability to meet the changing needs of its global customer base with products and processes from a broad range of well-established packaging businesses. Crown believes that it is well-positioned within the packaging industry because of its:

•	Global leadership positions. Crown is a leading producer of food, beverage and aerosol cans and of closures in North America, Europe and Asia. Crown maintains its leadership through an extensive geographic presence, with 146 plants located throughout the world as of December 31, 2016. Its large manufacturing base allows Crown to service its customers locally while achieving significant economies of scale.

•	Strong customer base. Crown provides packaging to many of the world’s leading consumer products companies. Major customers include Anheuser-Busch InBev, Coca-Cola, Cott Beverages, Heineken, Molson Coors and Pepsi-Cola, among others. These consumer products companies represent generally stable businesses that provide consumer staples such as soft drinks, alcoholic beverages, foods and household products. In addition, Crown has long-standing relationships with many of its largest customers.

•	Broad and diversified product base. Crown produces a wide array of products differentiated by type, purpose, size, shape and benefit to customers. Crown is not dependent on any specific product market since no product in any one geographical region represents a substantial share of total revenues.

•	Business and industry fundamentals. Fundamental changes in its business, including price increases, cost reduction initiatives and working capital reductions, have improved Crown’s business outlook.

•	Technological leadership resulting in superior new product and process development. Crown believes that it possesses the technology, processes and research, development and engineering capabilities to allow it to provide innovative and value-added packaging solutions to its customers, as well as to design cost-efficient manufacturing systems and materials.

•	Financially disciplined management team. Crown’s current executive leadership is focused on improving profit and increasing free cash flow.

•	All levels of Crown’s management are committed to minimizing capital employed in their respective businesses.

•	Crown is prudent about its capital spending, attempting to pursue projects that provide an adequate return. In place of high capital spending, Crown attempts to maximize the usefulness of all assets currently employed.

Business Strategy

Crown has several key business strategies:

•	Grow in targeted markets. Crown plans to capitalize on its leading food, beverage and aerosol can positions by targeting geographic areas with strong growth potential. Crown believes that it is well-positioned to take advantage of the growth potential in Southern and Eastern Europe with numerous food and beverage can plants already established in those markets. In addition, as a leading packaging supplier to the Middle Eastern, Southeast Asian and Latin American markets, Crown will work to benefit from the anticipated growth in the consumption of consumer goods in these regions. Crown may consider acquisitions to grow its business (within developed or developing markets).

•	Increase margins through ongoing cost reductions. Crown plans to continue to reduce manufacturing costs, enhance efficiencies and drive return on invested capital through investments in equipment and technology and through improvements in productivity and material usage and by maintaining a disciplined approach to managing supplier contracts.

•	Maximize cash flow generation. Crown has established performance-based incentives to increase its free cash flow and operating income. In recent years Crown has used available cash flow to complete acquisitions, invest in emerging markets and repurchase Crown common stock, and Crown may in the future use free cash flow to reduce indebtedness, complete acquisitions, invest in emerging or developed markets, repurchase stock or to fund regular dividend payments on Crown common stock.

•	Crown uses the economic profit concept in connection with its executive compensation program, which requires each business unit to exceed prior year’s returns on the capital that it employs.

•	Crown will continue to attempt to focus its capital expenditures on projects that provide an adequate return.

•	Serve the changing needs of the world’s leading consumer products companies through technological innovation. Crown intends to capitalize on the demand of its customers for higher value-added packaging products. By continuing to improve the physical attributes of its products, such as strength of materials and graphics, Crown plans to further improve its existing customer relationships, as well as attract new customers.

Recent Developments

Signode Acquisition

In December 2017, Crown signed the Merger Agreement, which provides for the acquisition (subject to the satisfaction or waiver of the closing conditions in the Merger Agreement) by Crown of Signode (the “Signode Acquisition”), a leading global provider of transit packaging systems and solutions, from an affiliate of the Carlyle Group, in a cash transaction valued at $3.91 billion subject to customary closing adjustments. The Signode Acquisition is expected to close in the first quarter of 2018. However, given the number of jurisdictions in which antitrust approval is required, there is no assurance that the acquisition can be completed on that timeframe. The net proceeds from the new senior notes offerings, borrowings under Crown’s credit agreement and available cash on hand will be used to pay the cash consideration for the Signode Acquisition, refinance Signode’s existing indebtedness and pay costs and expenses related to the foregoing.

Signode Industrial Group

Signode is a leading global provider of industrial systems and solutions, including both consumables and equipment. It was formed through the combination of various businesses as a division of Illinois Tool Works, prior to being divested to The Carlyle Group in May 2014. Signode’s products are used to contain, unitize, and protect goods during manufacturing, transport, and warehousing and are sold around the world under various brand names, such as Signode, Strapex, Orgapack, Shippers Airbags, Angleboard, and Mima. Signode serves diverse end markets that include metals, food and beverage, construction, agricultural, corrugated and general industrial.

Signode’s key products fall in the following categories:

Steel and Plastic Strap Consumables: Steel and plastic strapping consumables are predominantly used to contain, unitize, and protect goods during manufacturing, transport, and warehousing. Steel and plastic packaging consumables can vary by width, thickness, and grade, which collectively impact strapping strength. Steel strap is typically stronger than plastic strap and is therefore used in more heavy duty applications that could potentially rip and tear plastic strapping. However, Signode has recently begun offering a stronger polyester (“PET”) strap that has allowed customers to substitute PET strap for steel strap even in certain heavy-duty applications. Signode’s strap platforms sell its strapping consumables across end markets, often addressing specific needs on a customer-by-customer basis.

Stretch Consumables: Signode manufactures conventional, oriented and silage stretch film. These products are designed for hand-wrapping and machine use.

Protective Packaging Consumables: Signode’s Protective Packaging business units sell a variety of goods that are used to secure goods during transport. These goods range from paper and re-usable polypropylene airbags to friction slip mats that are used by transporters to protect cargo. Airbags products fit in voids between goods during transportation. Corrugated and kraft paper honeycomb products are used as void-fillers, panels and pads. Edge protection products are focused on corner protection, stacking strength, and unitization of palletized and bundled goods during warehousing and transport.

Strap and Stretch Equipment and Tools: Strap packaging equipment is used to apply steel and plastic strapping consumables to boxes, pallets, raw materials, and other goods. This equipment can be broken down into three categories: hand tools, general purpose machines and special application machines. Hand tools are used throughout manufacturing, logistics operations, and job sites to secure strapping around goods. Medium-sized machines are typically located at the end of a stage within a manufacturing or logistics operation, where items are strapped together in an automated process. Special application equipment is typically large, automatic strapping machines that are developed with specific customer needs in mind and integrated into a complex production line. Signode designs and manufactures stretch wrap application equipment and other end-of-line packaging systems for a variety of end uses globally. Stretch wrap application equipment varies by application technique and speed and includes ring, stretch hood, turntable and rotary arm designs. Signode provides onsite initial installation and maintenance services for its tools and equipment and has a team of service technicians to address spare part sales, rebuilds, general machine services and other support. In addition, Signode offers monitoring systems on its installed base of equipment that provides real time productivity and efficiency analysis.

Signode’s products are essential to its customers’ manufacturing, protection and product transportation operations. Although the cost of Signode’s consumable products typically represent a small percentage of the value of goods they protect, they are critical to customer operations since product failure could lead to damaged goods, manufacturing line disruptions, or personal safety concerns in certain applications. Signode’s equipment, which in many cases is directly integrated into customers’ manufacturing lines, facilitates efficient application of strap and film products. Signode’s full systems offering, comprised of consumables, equipment and related services, provides an advantage to customers in terms of greater productivity, reliability, uptime and aftermarket support. Signode’s long operational history has resulted in a large installed base of our equipment, which drives recurring revenue through the sale of consumables, parts and service offerings and future equipment replacement sales.

For the fiscal year ended December 31, 2016 and the nine months ended September 30, 2017, Signode had net sales of approximately $2,134.2 million and $1,666.0 million, respectively.

Signode serves customers in approximately 60 countries on six continents, and generated approximately 52% of 2016 net sales in North and South America, 33% in Europe, and 15% in Asia Pacific. No single customer represents more than 1.3% of Signode’s 2016 revenue and the top ten customer represent less than 10% of 2016 revenue. In addition, as of September 30, 2017, Signode operated 93 manufacturing facilities in 23 countries and maintained a global network of sales, distribution, research and development and corporate offices. As of January 2018, Signode had approximately 7,000 employees worldwide.

Signode’s primary raw material purchases consist of plastic resins, polyester, polypropylene, steel, recycled products, and paper/paperboard. Signode maintains a broad supplier network across its platforms to ensure adequate diversity of raw materials needed to create our reliable products.

Despite historical volatility in primary raw material prices, Signode has maintained stable margins. Signode actively manages the spread between sales price and raw material costs to maintain spread over time and have shown an ability to pass through raw material fluctuations. In the case of steel strap, Signode maintains a reciprocal buy-sell relationship with several steel mills, whereby Signode purchases large coils of hot roll steel and sells manufactured steel strap back to the mills. These relationships benefit Signode by ensuring that each side of the value chain understands the impact of changes in commodity prices.

As of December 31, 2016, Signode’s patent portfolio consisted of approximately 335 United States issued patents or pending patent applications and over 1,300 foreign issued patents or pending patent applications. The portfolio broadly covers about 400 customized technologies and spans approximately 38 countries in which Signode operates.

Concurrent Credit Facilities Financing

In December 2017, Crown amended its credit agreement to provide for incremental “term B” senior secured credit facilities and to permit the Signode Acquisition. Simultaneous with the offering of the new senior notes, Crown intends to enter into an incremental amendment to its credit agreement to provide for incremental senior secured credit facilities consisting of a U.S. dollar denominated “term B” loan in an amount equal to $1,250 million, maturing seven years after the closing date of the Signode Acquisition, and a Euro denominated “term B” loan in an amount equal to €750 million, maturing seven years after the closing date of the Signode Acquisition (together, the “Incremental Term Facilities”). Such incremental amendment will not become effective until the closing date of the Signode Acquisition, at which time Crown intends to borrow under the Incremental Term Loan Facilities to partially finance the Signode Acquisition.

In December 2017, the credit agreement was also amended, among other things, to (i) amend the restrictive covenants regarding indebtedness and liens to permit the incurrence of debt to fund the Signode Acquisition, including the Incremental Term Facilities, the new senior notes, (ii) include a customary excess cash flow mandatory prepayment provision and (iii) modify the total leverage ratio financial maintenance covenant.

Additionally, Crown has obtained commitments to increase its (i) U.S. dollar revolving credit facility from $650 million to $670 million and (ii) multicurrency revolving credit facility from $700 million to $930 million.

Organizational Structure

The following chart shows a summary of Crown’s current organizational structure, as well as the applicable obligors under the new senior notes, other outstanding notes, and Crown’s senior secured credit facilities as of the date hereof after giving pro forma effect to the dollar new senior notes offerings and the Signode Acquisition. Crown may modify this proposed corporate structure in the future, subject to the covenants in the indenture governing the notes and compliance with the agreements governing Crown’s other outstanding indebtedness. The new senior notes will be guaranteed on an unsecured basis by (i) Crown and, subject to applicable law and exceptions described herein, each of Crown’s subsidiaries in the United States, Canada, England, Luxembourg, Mexico, the Netherlands, Switzerland and Spain that is an obligor under Crown’s senior secured credit facilities or that guarantees or otherwise becomes liable with respect to any other indebtedness of Crown, the issuer or another guarantor and (ii) subject to applicable law and exceptions described herein, each of the issuer’s subsidiaries that guarantees or otherwise becomes liable with respect to any indebtedness of Crown, the issuer or another guarantor or is otherwise an obligor under Crown’s senior secured credit facilities which as of the issue date of the notes is expected to include certain subsidiaries organized under the laws of France, Germany, Mexico and the Netherlands. The guarantees will rank equal in right of payment to all existing and future senior debt of Crown and such guarantors. After consummation of the Signode Acquisition and subject to certain exceptions, the Signode entities organized under the laws of the United States, England, Germany, Mexico, Canada, Luxembourg, Switzerland, Spain and the Netherlands are expected (i) to become guarantors of the outstanding senior secured credit facilities of Crown European Holdings and (ii) if such guarantees are provided, to guarantee the notes on an unsecured basis.

1)	Guarantor of outstanding debentures of Crown Cork.
2)	Guarantors of outstanding senior notes and senior secured credit facilities of Crown European Holdings and its subsidiaries and guarantors of Crown European Holdings’ obligations under the notes offered hereby, with the exception of: (i) the U.S. subsidiaries Crown Americas Capital Corp., Crown Americas Capital Corp. II, Crown Americas Capital Corp. III, Crown Americas Capital Corp. IV and Crown Americas Capital Corp. V, which guarantee the senior secured credit facilities but not the outstanding senior notes of Crown European Holdings, the notes offered hereby or the dollar notes, and Crown Americas Capital Corp. VI, which will guarantee the senior secured credit facilities but not the outstanding senior notes of Crown European Holdings or the notes offered hereby, (ii) the U.S. subsidiaries Crownway Insurance Company and Crown, Cork & Seal Receivables (DE) Corporation, who do not guarantee the senior secured credit facilities, the outstanding senior notes of Crown European Holdings, the notes offered hereby or the dollar
3)	Guarantors of the outstanding notes of Crown Americas LLC, Crown Americas Capital Corp. IV, Crown Americas Capital Corp. V and certain of the new senior notes, with the exception of the following U.S. subsidiaries: Crown Americas Capital Corp., Crown Americas Capital Corp. II, Crown Americas Capital Corp. III, Crown Americas Capital Corp. IV, Crown Americas Capital Corp. V, Crownway Insurance Company and Crown, Cork & Seal Receivables (DE) Corporation.
4)	Crown Metal Packaging Canada LP serves as the Canadian borrower.
5)	After the consummation of the Signode Acquisition, certain of Signode’s subsidiaries organized in the United States, England, Germany, Mexico, Canada, France, Luxembourg, Switzerland, Spain and the Netherlands are expected (i) to become guarantors of the outstanding senior secured credit facilities of Crown European Holdings and (ii) if such guarantees are provided, to guarantee the outstanding senior notes of Crown European Holdings and certain of the new senior notes on an unsecured senior basis.
6)	Assumes Signode’s subsidiaries organized in the United States are either purchased separately by Crown immediately prior to the Signode Acquisition, as provided at Crown’s option pursuant to the Merger Agreement, or transferred to Crown Holdings, Inc. (or one of its direct or indirect subsidiaries) subsequent thereto.
7)	After the consummation of the Signode Acquisition, certain of Signode’s subsidiaries organized in the United States are expected (i) to become guarantors of the outstanding senior secured credit facilities of Crown Americas and (ii) if such guarantees are provided, to guarantee the outstanding senior notes of Crown Americas, Crown Americas Capital Corp. IV, Crown Americas Capital Corp. V and the new senior notes on an unsecured senior basis.
8)	Assumes that the Signode Acquisition is consummated through a merger of Signode with a wholly-owned direct or indirect subsidiary of Crown European Holdings.

Crown is a Pennsylvania corporation. Crown’s principal executive offices are located at One Crown Way, Philadelphia, Pennsylvania 19154, and its telephone number is (215) 698-5100. Crown Cork is a Pennsylvania corporation. Crown Americas (formerly known as Crown Americas, Inc.) is a Pennsylvania limited liability company. Crown Americas Capital VI is a Delaware corporation and Crown European Holdings (formerly known as CarnaudMetalbox SA) is a société anonyme organized under the laws of France. Each of Crown Americas, Crown Americas Capital VI and Crown European Holdings is an indirect, wholly-owned subsidiary of Crown, and Crown Cork is a direct, wholly-owned subsidiary of Crown.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION AND OTHER INFORMATION

($ in millions)

The following table presents summary unaudited pro forma condensed combined consolidated financial information and has been prepared to reflect the effects of the Signode Acquisition, the new senior notes offerings and borrowings under the Term Loan B Facilities and revolving credit facility on Crown’s financial statements. Such information is based on certain assumptions that management currently believes are directly attributable to these transactions, factually supportable and, with respect to the statements of operations, expected to have a continuing impact on Crown’s consolidated results. The unaudited pro forma condensed combined and consolidated pro forma financial information assumes that Crown acquires entities, properties and assets representing 100% of the net sales generated by Signode and its consolidated subsidiaries for the twelve months ended September 30, 2017.

The unaudited pro forma condensed consolidated balance sheet data as of September 30, 2017 presents the condensed consolidated balance sheet of Crown and gives effect to the consummation of Signode Acquisition, the new senior notes offerings and borrowings under the Term Loan B Facilities and revolving credit facility as if they had occurred on September 30, 2017. The unaudited pro forma condensed combined and consolidated statement of operations data for the twelve months ended December 31, 2016 and September 30, 2017 present the condensed combined and consolidated statements of operations of Crown, giving effect to the consummation of the Signode Acquisition, the new senior notes offerings and borrowings under the Term Loan B Facilities and revolving credit facility as if they had occurred on January 1, 2016.

The pro forma financial data for the twelve months ended September 30, 2017 was derived by adding our unaudited pro forma financial data for the year ended December 31, 2016 to our unaudited financial data for the nine months ended September 30, 2017, and subtracting our unaudited pro forma financial data for the nine months ended September 30, 2016.

The unaudited pro forma condensed combined and consolidated financial information is provided for informational purposes only. The unaudited pro forma condensed combined and consolidated financial information does not purport to represent what Crown’s results of operations or financial condition would have been had the Signode Acquisition and the new senior notes offerings actually occurred on the dates indicated and does not purport to project Crown’s results of operations or financial condition for any future period or as of any future date. In addition, the unaudited pro forma condensed combined and consolidated financial information has not been adjusted to reflect any matters not directly attributable to implementing the Signode Acquisition and the new senior notes offerings. No adjustment, therefore, has been made for actions that may be taken once the transactions close, such as any of Crown’s integration plans related to Signode. As a result, the actual amounts recorded in the consolidated financial statements of Crown may differ from the amounts reflected in the unaudited pro forma condensed combined and consolidated financial information, and the differences may be material.

There can be no assurance that the issuer will consummate the Signode Acquisition. In the event that the Signode Acquisition is not consummated for any reason, we would be forced to redeem the notes pursuant to the special mandatory redemption and the below pro forma information would no longer be relevant.

	Pro Forma Year Ended December 31, 2016	Pro Forma Twelve Months Ended September 30, 2017
Summary of Operations Data:
Net sales	$10,418	$10,646
Cost of products sold, excluding depreciation and amortization	8,089	8,294
Depreciation and amortization	431	424
Selling and administrative expense	639	638
Provision for asbestos	21	21
Restructuring and other	78	73

Income from operations	1,160	1,196
Loss from early extinguishments of debt	37	7
Interest expense	379	385
Interest income	(13)	(15)
Foreign exchange	(21)	30

Income before income taxes	778	789
Provision for income taxes	188	219

Net income	590	570
Net income attributable to noncontrolling interests	(87)	(105)

Net income attributable to Crown Holdings	$503	$465

Balance Sheet Data (at end of period):
Cash and cash equivalents		$365
Working capital		416
Total assets		15,192
Total liabilities		14,105
Total equity		1,087
Pro Forma Financial Data:
EBITDA(1)	$1,575	$1,583
Adjusted EBITDA(2)	1,692	1,725
Total secured debt(3)	—	3,270
Total debt(4)	—	9,271
Total net debt(5)	—	8,906
Net interest expense(6)	366	370
Ratio of total secured debt to Adjusted EBITDA	—	1.90x
Ratio of total debt to Adjusted EBITDA	—	5.37x
Ratio of total net debt to Adjusted EBITDA	—	5.16x

(1)	EBITDA is a non-GAAP measurement that consists of net income plus the sum of income taxes, interest expense (net of interest income) and depreciation and amortization. The reconciliation from income from continuing operations to EBITDA is as follows:

	Year Ended December 31, 2016				Twelve months ended September 30, 2017
			Pro Forma	Pro Forma			Pro Forma	Pro Forma
	Crown	Signode	Adjustments	Combined	Crown	Signode	Adjustments	Combined
Net income	$583	$23	$(16)	$590	$582	$8	$(20)	$570
Provision for income taxes	186	7	(5)	188	213	12	(6)	219
Interest expense	243	116	20	379	249	127	9	385
Interest income	(12)	(1)	—	(13)	(14)	(1)	—	(15)
Depreciation and amortization	247	183	1	431	242	165	17	424

EBITDA	$1,247	$328	$—	$1,575	$1,272	$311	$—	$1,583

(2)	Adjusted EBITDA is a non-GAAP measure that (i) Crown calculates as EBITDA plus the sum of provision for asbestos, restructuring and other, including asset impairments, loss from early extinguishments of debt, fair value adjustment to inventory, timing impact of hedge ineffectiveness and foreign exchange and (ii) Signode’s Adjusted EBITDA is calculated as EBITDA plus the sum of net gain or loss on foreign exchange transactions, non-recurring expenses, sponsor management fee, other adjustments and impairment charges.

	Year Ended December 31, 2016				Twelve months ended September 30, 2017
	Crown	Signode	Pro Forma Adjustments	Pro Forma Combined	Crown	Signode	Pro Forma Adjustments	Pro Forma Combined
EBITDA	$1,247	$328	$—	$1,575	$1,272	$311	$—	$1,583
Foreign exchange(a)	(16)	(6)		(22)	10	20		30
Loss from early extinguishments of debt	37			37	7			7
Restructuring and other	44			44	51			51
Other adjustments(b)		26		26		13		13
Impairment charges(c)		17		17		17		17
Non-recurring expenses		(1)		(1)				—
Hedge ineffectiveness	(8)			(8)				—
Provision for asbestos	21			21	21			21
Sponsor management fee(d)		3		3		3		3

Adjusted EBITDA(e)	$1,325	$367	$—	$1,692	$1,361	$364	$—	$1,725

(a)	Signode’s foreign exchange adjustment excludes the net gain or loss from both the foreign currency translation recognized on it’s €300 million Euro Term Loan and intercompany loans.
(b)	Signode’s other adjustments eliminate non-recurring charges including long-live asset impairment charges, inventory write-offs, losses from exiting a business, losses from Hurricane Harvey and other costs.
(c)	Signode’s impairment charge represents the non-cash costs associated with the impairment of certain goodwill and intangible assets.
(d)	Signode’s sponsor management fee represents the quarterly consulting fee paid to Carlyle Investment Management, LLC for consulting services and other expenses.
(e)

EBITDA and Adjusted EBITDA are provided for illustrative and informational purposes only and do not purport to represent, and should not be viewed as indicative of, actual or future financial condition or results of operations. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to net income, operating income, net cash provided by operating activities or any other measure of operating performance or liquidity that is calculated in accordance with U.S. GAAP. EBITDA and Adjusted EBITDA information is unaudited and has been included herein because Crown believes that certain analysts, rating agencies and investors may use it as supplemental information to evaluate a company’s ability to service its indebtedness and overall performance over time. However, EBITDA and Adjusted EBITDA have material limitations as analytical tools and should not be considered in isolation, or as substitutes for analysis of results as reported under U.S. GAAP. A limitation associated with EBITDA and Adjusted EBITDA is that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues. Any measure that eliminates components of the capital structure and costs associated with carrying significant amounts of assets on the balance sheet has material limitations as a performance measure. Management evaluates the costs of such tangible and intangible assets through other financial measures such as capital expenditures. In addition, in evaluating EBITDA and Adjusted EBITDA, you should be aware that the adjustments may vary from period to period and in the future Crown will incur expenses such as those used in calculating these measures. Furthermore,

EBITDA and Adjusted EBITDA, as calculated by Crown, may not be comparable to calculations of similarly titled measures by other companies. In light of the foregoing limitations, Crown does not rely solely on EBITDA and Adjusted EBITDA as performance measures and also considers its results as calculated in accordance with U.S. GAAP.
(3)	Total secured debt as of September 30, 2017 is presented as the principal outstanding after giving effect to the Signode Acquisition and the expected issuance of the notes and the expected application of the net proceeds therefrom described under the caption “Use of Proceeds,” and the issuance of certain of the new senior notes and the expected application of the net proceeds therefrom, and consists of $745 million of U.S. dollar Term Loan, $321 million (€272 million) of Euro Term Loan, $1,250 million of U.S. dollar Term Loan B, $886 million (€750 million) of Euro Term Loan B, $49 million under the revolving credit facilities and $19 million of other secured indebtedness.
(4)	Total debt as of September 30, 2017 is presented as the principal outstanding after giving effect to the Signode Acquisition and the expected issuance of the notes and the expected application of the net proceeds therefrom described under the caption “Use of Proceeds” and the issuance of certain of the new senior notes and the expected application of the net proceeds therefrom. Adjusted total debt of $9,158 million consists of $3,270 million of secured indebtedness, $5,836 million of senior notes, including the new senior notes and debentures and $165 million of other indebtedness.
(5)	Total net debt as of September 30, 2017 is presented as the principal outstanding after giving effect to the Signode Acquisition and the expected issuance of the notes and the expected application of the net proceeds therefrom described under the caption “Use of Proceeds” and the issuance of certain of the new senior notes and the expected application of the net proceeds therefrom less cash and cash equivalents as of September 30, 2017.
(6)	Net interest expense reflects the use of proceeds from the new senior notes offerings, together with other available funds, to consummate the Signode Acquisition, and was calculated using a blended interest rate of 3.40% on the new senior notes and the related Term Loan borrowings.

RISK FACTORS

An investment in the notes involves a high degree of risk. You should consider carefully the following risks involved in investing in the notes, as well as the other information contained herein, before deciding whether to purchase the notes.

Risks Related to the Signode Acquisition

The Signode Acquisition is subject to the satisfaction or waiver of a number of closing conditions, which could delay or materially adversely affect the timing of its completion, or prevent it from occurring.

The closing of the Signode Acquisition is dependent upon the satisfaction or waiver of conditions (some of which may not be waivable), including obtaining the approval of various competition authorities. In the event that these regulatory conditions are not satisfied or the satisfaction thereof is significantly delayed, it may prevent the Signode Acquisition from being consummated on the anticipated timeline, or at all.

In addition to the required regulatory clearances, the Signode Acquisition is subject to a number of other conditions beyond Crown’s and Signode’s control that may prevent, delay or otherwise materially adversely affect its completion. We cannot predict whether and when these other conditions will be satisfied.

Crown expects to incur substantial expenses related to the Signode Acquisition and the integration of Signode’s business into Crown’s if the Signode Acquisition is consummated.

Crown expects to incur substantial expenses in connection with the Signode Acquisition and the integration of Signode’s business with Crown’s. There are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated, including purchasing, accounting and finance, sales, payroll, pricing, marketing and benefits. While Crown has assumed that a certain level of expenses will be incurred, there are many factors beyond its control that could affect the total amount or the timing of the integration expenses. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. These integration expenses may result in Crown taking significant charges against earnings following the consummation of the Signode Acquisition, and the amount and timing of such charges are uncertain at present. As a result of the Signode Acquisition, Crown’s results of operations may be adversely affected.

Following the Signode Acquisition, if consummated, Crown may face integration difficulties and may be unable to integrate the business of Signode into its business successfully or realize the anticipated benefits of the Signode Acquisition.

Crown and Signode entered into the Merger Agreement with the expectation that the Signode Acquisition will result in various benefits for the combined company. Achieving the anticipated benefits of the Signode Acquisition is subject to a number of uncertainties, including whether the respective businesses and assets of both companies can be integrated in an efficient and effective manner. Crown will be required to devote significant management attention and resources to integrating the business practices and operations of Signode with those of Crown. Potential difficulties Crown may encounter as part of the integration process include the following:

•	the inability to successfully combine the business of Signode with Crown in a manner that permits the parties to achieve the full revenue and other benefits anticipated to result from the Signode Acquisition;

•	complexities associated with managing the combined businesses, including difficulty addressing possible differences in corporate cultures and management philosophies and the challenge of integrating complex systems, technology, networks and other assets of each of the companies in a seamless manner that minimizes any adverse impact on customers, suppliers, employees and other constituencies; and

•	potential unknown liabilities and unforeseen increased expenses or delays associated with the Signode Acquisition.

Even if Crown is able to integrate Signode’s businesses successfully, this integration may not result in the realization of the full benefits of the opportunities that it currently expects from this integration or that these benefits will be achieved within the anticipated timeframe or at all. Moreover, Crown may incur substantial expenses in connection with the integration of Signode’s businesses. While Crown anticipates that certain expenses will be incurred, such expenses are difficult to estimate accurately, and may exceed current estimates. Accordingly, the benefits from the Signode Acquisition may be offset by costs incurred or delays in integrating the businesses. Moreover, failure to achieve these anticipated benefits could result in increased costs or decreases in the amount of expected revenues and could adversely affect the combined company’s future business, financial condition, operating results and prospects.

In addition, it is possible that the integration process could result in:

•	diversion of the attention of management; and

•	the disruption of, or the loss of momentum in, each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies,

any of which could adversely affect Crown’s ability to maintain relationships with customers, suppliers, employees and other constituencies or its ability to achieve the anticipated benefits of the Signode Acquisition or could reduce Crown’s earnings or otherwise adversely affect Crown’s business and financial results following the Signode Acquisition.

Moreover, uncertainty about the effect of the Signode Acquisition on employees, suppliers, vendors and customers may have an adverse effect on Crown. These uncertainties may impair Crown’s ability to attract, retain and motivate key personnel until the Signode Acquisition is completed and for a period of time thereafter, and could cause customers, suppliers, vendors and others who deal with Crown to seek to change existing business relationships with Crown. Employee retention and recruitment may be particularly challenging prior to completion of the Signode Acquisition, as employees and prospective employees may experience uncertainty about their future roles with the post-Acquisition company.

The combined company may experience an impairment of goodwill which could adversely affect its financial condition and results of operations.

Crown expects to recognize a substantial amount of goodwill in connection with the consummation of the Signode Acquisition and the allocation of the purchase price thereto. Crown tests goodwill for impairment annually during the fourth quarter, or more frequently if events or circumstances indicate that the carrying value may not be recoverable. A significant amount of judgment is involved in performing fair value estimates for goodwill since the results are based on estimated future cash flows and assumptions related thereto. Significant assumptions include estimates of future sales and expense trends, liquidity and capitalization, among other factors. Crown bases its fair value estimates on projected financial information, which it believes to be reasonable. However, actual results may differ from those projections. Further, it may need to recognize an impairment of some of the goodwill recognized in the Signode Acquisition, which would adversely affect its financial condition and results of operations in the future.

Crown’s future results could suffer if Crown cannot effectively manage the expanded operations following the Signode Acquisition.

Following the Signode Acquisition, the size of the combined business will be significantly larger than the current size of either Crown’s or Signode’s business. Crown’s future success depends, in part, upon Crown’s ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurances that Crown will be successful or that Crown will realize any operating efficiencies, cost savings, revenue enhancements or other benefits currently anticipated from the Signode Acquisition.

Moreover, if Crown consummates the Signode Acquisition then Crown will be subject to additional risks, including, without limitation, all of the business, financial, operational, environmental, competitive, regulatory, economic and other risks related to Signode and its properties and operations that are included in Signode’s financial statements. In addition, the risks that Crown’s current operations face may increase or intensify.

The unaudited pro forma financial information herein may not be indicative of Crown’s actual financial position or results of operations.

The unaudited pro forma financial information contained herein is presented for illustrative purposes only and is not necessarily indicative of what Crown’s actual financial position or results of operations would have been had the Signode Acquisition and related financing been completed as of the date indicated. Additionally, the unaudited pro forma financial information assumes that 100% of the Signode Acquisition is consummated. The unaudited pro forma financial information reflects adjustments, which are based upon assumptions and preliminary estimates that Crown believes to be reasonable, including an estimate relating to the financing of the Signode Acquisition, but it can provide no assurance that any or all of such assumptions or estimates are correct.

Risks Related to Crown’s Business

Crown’s international operations, which generated approximately 77% of its consolidated net sales in 2016, and Signode’s international operations are subject to various risks that may lead to decreases in its financial results.

Crown is an international company, and the risks associated with operating in foreign countries may have a negative impact on Crown’s liquidity and net income. Crown’s international operations generated approximately 77% of its consolidated net sales in the years ended 2016 and 2015, 76% of its consolidated net sales in the year ended 2014, and 78% of its consolidated net sales in the nine months ended September 30, 2017, respectively, without giving effect to the Signode Acquisition. In addition, Crown’s business strategy includes continued expansion of international activities, including within developing markets and areas, such as the Middle East, South America, and Asia, that may pose greater risk of political or economic instability. Approximately 38%, 37%, 32% and 37% of Crown’s consolidated net sales in the years ended 2016, 2015 and 2014 and the nine months ended September 30, 2017, respectively, without giving effect to the Signode Acquisition, were generated outside of the developed markets in Western Europe, the United States and Canada. Furthermore, if economic conditions in Europe deteriorate, there will likely be a negative effect on Crown’s European business, as well as the businesses of Crown’s European customers and suppliers. If a further downturn in European economic conditions ultimately leads to a significant devaluation of the euro, the value of Crown’s financial assets that are denominated in euros would be significantly reduced when translated to U.S. dollars for financial reporting purposes. Any of these conditions could ultimately harm Crown’s overall business, prospects, operating results, financial condition and cash flows.

Emerging markets are a focus of Crown’s international growth strategy. The developing nature of these markets and the nature of Crown’s international operations generally are subject to various risks, including:

•	foreign government’s restrictive trade policies;

•	inconsistent product regulation or policy changes by foreign agencies or governments;

•	duties, taxes or government royalties, including the imposition or increase of withholding and other taxes on remittances and other payments by non-U.S. subsidiaries;

•	customs, import/export and other trade compliance regulations;

•	foreign exchange rate risks;

•	difficulty in collecting international accounts receivable and potentially longer payment cycles;

•	increased costs in maintaining international manufacturing and marketing efforts;

•	non-tariff barriers and higher duty rates;

•	difficulties associated with expatriating cash generated or held abroad in a tax-efficient manner and changes in tax laws;

•	difficulties in enforcement of contractual obligations and intellectual property rights and difficulties in protecting intellectual property or sensitive commercial and operations data or information technology systems generally;

•	exchange controls;

•	national and regional labor strikes;

•	geographic, language and cultural differences between personnel in different areas of the world;

•	high social benefit costs for labor, including costs associated with restructurings;

•	civil unrest or political, social, legal and economic instability, such as recent political turmoil in the Middle East;

•	product boycotts, including with respect to the products of Crown’s multi-national customers;

•	customer, supplier, and investor concerns regarding operations in areas such as the Middle East;

•	taking of property by nationalization or expropriation without fair compensation;

•	imposition of limitations on conversions of foreign currencies into dollars or payment of dividends and other payments by non-U.S. subsidiaries;

•	hyperinflation and currency devaluation in certain foreign countries where such currency devaluation could affect the amount of cash generated by operations in those countries and thereby affect Crown’s ability to satisfy its obligations;

•	war, civil disturbance, global or regional catastrophic events, natural disasters, including in emerging markets, and acts of terrorism;

•	geographical concentration of Crown’s factories and operations and regional shifts in its customer base;

•	periodic health epidemic concerns;

•	the complexity of managing global operations; and

•	compliance with applicable anti-corruption or anti-bribery laws.

There can be no guarantee that a deterioration of economic conditions in countries in which Crown operates or may seek to operate in the future would not have a material impact on Crown’s results of operations.

As Crown seeks to expand its business globally, growth opportunities may be impacted by greater political, economic and social uncertainty and the continuing and accelerating globalization of businesses could significantly change the dynamics of Crown’s competition, customer base and product offerings.

Crown’s efforts to grow its businesses depend to a large extent upon access to, and its success in developing market share and operating profitably in, geographic markets including but not limited to the Middle East, South America, Eastern Europe and Asia, including, after the Signode Acquisition, India. In some cases, countries in these regions have greater political and economic volatility, greater vulnerability to infrastructure and labor disruptions and differing local customer product preferences and requirements than Crown’s other markets. Operating and seeking to expand business in a number of different regions and countries exposes Crown to multiple and potentially conflicting cultural practices, business practices and legal and regulatory requirements that are subject to change, including those related to tariffs and trade barriers, investments, property ownership rights, taxation, repatriation of earnings and regulation of advanced technologies. Such expansion efforts may also use capital and other resources of Crown that could be invested in other areas. Expanding business operations globally also increases exposure to currency fluctuations which can materially affect Crown’s financial results. As these emerging geographic markets become more important to Crown, its competitors are also seeking to expand their production capacities and sales in these same markets, which may lead to industry overcapacity that could adversely affect pricing, volumes and financial results in such markets. Although Crown is taking measures to adapt to these changing circumstances, Crown’s reputation and/or business results could be negatively affected should these efforts prove unsuccessful.

Crown may not be able to manage its anticipated growth, and it may experience constraints or inefficiencies caused by unanticipated acceleration and deceleration of customer demand.

Unanticipated acceleration and deceleration of customer demand for Crown’s products may result in constraints or inefficiencies related to Crown’s manufacturing, sales force, implementation resources and administrative infrastructure, particularly in emerging markets where Crown is seeking to expand production. Such constraints or inefficiencies may adversely affect Crown as a result of delays, lost potential product sales or loss of current or potential customers due to their dissatisfaction. Similarly, over-expansion, including as a result of overcapacity due to expansion by Crown’s competitors, or investments in anticipation of growth that does not materialize, or develops more slowly than Crown expects, could harm Crown’s financial results and result in overcapacity.

To manage Crown’s anticipated future growth effectively, Crown must continue to enhance its manufacturing capabilities and operations, information technology infrastructure, and financial and accounting systems and controls. Organizational growth and scale-up of operations could strain its existing managerial, operational, financial and other resources. Crown’s growth requires significant capital expenditures and may divert financial resources from other projects, such as the development of new products or enhancements of existing products or reduction of Crown’s outstanding indebtedness. If Crown’s management is unable to effectively manage Crown’s growth, its expenses may increase more than expected, its revenue could grow more slowly than expected and it may not be able to achieve its research and development and production goals. Crown’s failure to manage its anticipated growth effectively could have a material effect on its business, operating results or financial condition.

Crown’s profits will decline if the price of raw materials or energy rises and it cannot increase the price of its products, and Crown’s financial results could be adversely affected if Crown was not able to obtain sufficient quantities of raw materials.

Crown uses various raw materials, such as steel, aluminum, tin, water, natural gas, electricity and other processed energy, in its manufacturing operations, and Signode uses raw materials including steel and materials derived from crude oil and natural gas, such as polyethylene and polypropylene resins. Sufficient quantities of these raw materials may not be available in the future or may be available only at increased prices. Crown’s raw material supply contracts vary as to terms and duration, with steel contracts typically one year in duration with fixed prices and aluminum contracts typically multi-year in duration with fluctuating prices based on aluminum ingot costs. The availability of various raw materials and their prices depends on global and local supply and demand forces, governmental regulations (including tariffs), level of production, resource availability, transportation, and other factors, including natural disasters such as floods and earthquakes. In particular, in recent years the consolidation of steel suppliers, shortage of raw materials affecting the production of steel and the increased global demand for steel, including in China and other developing countries, have contributed to an overall tighter supply for steel, resulting in increased steel prices and, in some cases, special surcharges and allocated cut backs of products by steel suppliers. In addition, future steel supply contracts may provide for prices that fluctuate or adjust rather than provide a fixed price during a one-year period. As a result of continuing global supply and demand pressures, other commodity-related costs affecting Crown’s business may increase as well, including natural gas, electricity and freight-related costs.

The prices of certain raw materials used by Crown, such as steel, aluminum and processed energy, have historically been subject to volatility. In 2016, consumption of steel and aluminum represented 21% and 41%, respectively, of Crown’s consolidated cost of products sold, excluding depreciation and amortization and without giving effect to the Signode Acquisition. While certain, but not all, of Crown’s contracts pass through raw material costs to customers, Crown may be unable to increase its prices to offset increases in raw material costs without suffering reductions in unit volume, revenue and operating income. In addition, any price increases may take effect after related cost increases, reducing operating income in the near term. Significant increases in raw material costs may increase Crown’s working capital requirements, which may increase Crown’s average outstanding indebtedness and interest expense and may exceed the amounts available under Crown’s senior secured credit facilities and other sources of liquidity. In addition, Crown hedges raw material costs on behalf of certain customers and may suffer losses if such customers are unable to satisfy their purchase obligations.

If Crown is unable to purchase steel, aluminum or other raw materials for a significant period of time, Crown’s operations would be disrupted and any such disruption may adversely affect Crown’s financial results. If customers believe that Crown’s competitors have greater access to raw materials, perceived certainty of supply at Crown’s competitors may put Crown at a competitive disadvantage regarding pricing and product volumes.

Crown is subject to the effects of fluctuations in foreign exchange rates, which may reduce its net sales and cash flow.

Crown is exposed to fluctuations in foreign currencies as a significant portion of its consolidated net sales, costs, assets and liabilities, are denominated in currencies other than the U.S. dollar. For the years ended December 31, 2016 and 2015, without giving effect to the Signode Acquisition, Crown derived approximately 77% of its consolidated net sales from its international operations. For the year ended December 31, 2014, without giving effect to the Signode Acquisition, Crown derived approximately 76% of its consolidated net sales from its international operations. For the nine-month period ended September 30, 2017, Crown derived approximately 78% of its consolidated net sales from its international operations, without giving effect to the Signode Acquisition. In its consolidated financial statements, Crown translates local currency financial results into U.S. dollars based on average exchange rates prevailing during a reporting period. During times of a strengthening U.S. dollar, its reported international revenue and earnings will be reduced because the local currency will translate into fewer U.S. dollars. Conversely, a weakening U.S. dollar will effectively increase the dollar-equivalent of Crown’s expenses and liabilities denominated in foreign currencies. Although Crown may use financial instruments such as foreign currency forwards from time to time to reduce its exposure to currency exchange rate fluctuations in some cases, it may not elect or have the ability to implement hedges or, if it does implement them, there can be no assurance that such agreements will achieve the desired effect.

For the year-ended December 31, 2016, without giving effect to the Signode Acquisition, a 0.10 movement in the average euro rate would have reduced net income by $14 million.

Pending and future asbestos litigation and payments to settle asbestos-related claims could reduce Crown’s cash flow and negatively impact its financial condition.

Crown Cork, a wholly-owned subsidiary of Crown, is one of many defendants in a substantial number of lawsuits filed throughout the United States by persons alleging bodily injury as a result of exposure to asbestos. In 1963, Crown Cork acquired a subsidiary that had two operating businesses, one of which is alleged to have manufactured asbestos-containing insulation products. Crown Cork believes that the business ceased manufacturing such products in 1963.

Crown recorded pre-tax charges of $21 million, $26 million and $40 million to increase its accrual for asbestos-related liabilities in 2016, 2015 and 2014, respectively. As of September 30, 2017, Crown Cork’s accrual for pending and future asbestos-related claims and related legal costs was $327 million, including $270 million for unasserted claims. Crown determines its accrual without limitation to a specific time period. Assumptions underlying the accrual include that claims for exposure to asbestos that occurred after the sale of the subsidiary’s insulation business in 1964 would not be entitled to settlement payouts and that state statutes described under Note L to the consolidated financial statements, including Texas and Pennsylvania statutes, are expected to have a highly favorable impact on Crown Cork’s ability to settle or defend against asbestos-related claims in those states and other states where Pennsylvania law may apply.

Crown Cork had approximately 55,500 asbestos-related claims outstanding at December 31, 2016. Of these claims, approximately 16,000 claims relate to claimants alleging first exposure to asbestos after 1964 and approximately 39,500 relate to claimants alleging first exposure to asbestos before or during 1964, of which approximately 13,000 were filed in Texas, 2,000 were filed in Pennsylvania, 6,000 were filed in other states that have enacted asbestos legislation and 18,500 were filed in other states. The outstanding claims at December 31, 2016 also exclude approximately 19,000 inactive claims. Due to the passage of time, Crown considers it unlikely that the plaintiffs in these cases will pursue further action. The exclusion of these inactive claims had no effect on the calculation of Crown’s accrual as the claims were filed in states where Crown’s liability is limited by statute. Crown devotes significant time and expense to defend against these various claims, complaints and proceedings, and there can be no assurance that the expenses or distractions from operating Crown’s businesses arising from these defenses will not increase materially.

During the year ended December 31, 2016, Crown Cork received approximately 2,500 new claims, settled or dismissed approximately 1,500 claims, and had approximately 55,500 claims outstanding at the end of the period.

On October 22, 2010, the Texas Supreme Court, in a 6-2 decision, reversed a lower court decision, Barbara Robinson v. Crown Cork & Seal Company, Inc., No. 14-04-00658-CV, Fourteenth Court of Appeals, Texas, which had upheld the dismissal of an asbestos-related case against Crown Cork. The Texas Supreme Court held that the Texas legislation was unconstitutional under the Texas Constitution when applied to asbestos-related claims pending against Crown Cork when the legislation was enacted in June of 2003. Crown believes that the decision of the Texas Supreme Court is limited to retroactive application of the Texas legislation to asbestos-related cases that were pending against Crown Cork in Texas on June 11, 2003 and therefore continues to assign no value to claims filed after June 11, 2003.

Crown Cork made cash payments of $30 million in each of the years 2016, 2015 and 2014 for asbestos-related claims including settlement payments and legal fees. These payments have reduced and any such future payments will reduce the cash flow available to Crown Cork for its business operations and debt payments.

Asbestos-related payments including defense costs may be significantly higher than those estimated by Crown Cork because the outcome of this type of litigation (and, therefore, Crown Cork’s reserve) is subject to a number of assumptions and uncertainties, such as the number or size of asbestos-related claims or settlements, the number of financially viable responsible parties, the extent to which state statutes relating to asbestos liability are upheld and/or applied by the courts, Crown Cork’s ability to obtain resolution without payment of asbestos-related claims by persons alleging first exposure to asbestos after 1964, and the potential impact of any pending or future asbestos-related legislation. Accordingly, Crown Cork may be required to make payments for claims substantially in excess of its accrual, which could reduce Crown’s cash flow and impair its ability to satisfy its obligations.

As a result of the uncertainties regarding its asbestos-related liabilities and its reduced cash flow, the ability of Crown to raise new money in the capital markets is more difficult and more costly, and Crown may not be able to access the capital markets in the future. Further information regarding Crown Cork’s asbestos-related liabilities is presented within “Crown Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the headings, “Provision for Asbestos” and “Critical Accounting Policies” and under Note L to the consolidated financial statements.

Crown and Signode have significant pension plan obligations worldwide and significant unfunded postretirement obligations, which could reduce Crown’s cash flow and negatively impact its results of operations and its financial condition.

Crown sponsors various pension plans worldwide, with the largest funded plans in the United Kingdom, the United States and Canada. In 2016, 2015 and 2014, Crown contributed $103 million, $79 million and $81 million to its pension plans. Without giving effect to the Signode Acquisition, pension expense was $28 million in 2016 and is expected to be $19 million in 2017. A 0.25% change in the 2017 expected rate of return assumptions would change 2017 pension expense by approximately $11 million. A 0.25% change in the discount rates assumptions as of December 31, 2016 would change 2017 pension expense by approximately $3 million. Crown may be required to accelerate the timing of its contributions under its pension plans. The actual impact of any accelerated funding will depend upon the interest rates required for determining the plan liabilities and the investment performance of plan assets. An acceleration in the timing of pension plan contributions could decrease Crown’s cash available to pay its outstanding obligations and its net income and increase Crown’s outstanding indebtedness.

As of December 31, 2016, without giving effect to the Signode Acquisition, Crown expects to make pension contributions of $60 million in 2017, $61 million in 2018, $61 million in 2019, $86 million in 2020 and $99 million in 2021. Future changes to mortality tables or other factors used to determine pension contributions could have a significant impact on Crown’s future contributions and its cash flow available for debt reduction, capital expenditures or other purposes. In addition, any increase in required U.S. pension contributions will reduce U.S. taxable income and could negatively impact Crown’s ability to use its existing foreign tax credits, resulting in a charge to tax expense to write off credits that would expire prior to being used.

The difference between pension plan obligations and assets, or the funded status of the plans, significantly affects the net periodic benefit costs of Crown’s pension plans and the ongoing funding requirements of those plans. Among other factors, significant volatility in the equity markets and in the value of illiquid alternative investments, changes in discount rates, investment returns and the market value of plan assets can substantially increase Crown’s future pension plan funding requirements and could have a negative impact on Crown’s results of operations and profitability. As long as Crown continues to maintain its various pension plans, Crown will continue to incur additional pension obligations. Crown’s pension plan assets consist primarily of common stocks and fixed income securities and also include alternative investments such as interests in private equity and hedge funds. If the performance of plan assets does not meet Crown’s assumptions or discount rates continue to decline, the underfunding of the pension plans may increase and Crown may have to contribute additional funds to the pension plans, and its pension expense may increase. In addition, Crown’s supplemental executive retirement plan and retiree medical plans are unfunded.

Crown’s U.S. funded pension plan is subject to the Employee Retirement Income Security Act of 1974, or ERISA. Under ERISA, the Pension Benefit Guaranty Corporation, or PBGC, has the authority to terminate an underfunded plan under certain circumstances. In the event its U.S. pension plan is terminated for any reason while the plan is underfunded, Crown will incur a liability to the PBGC that may be equal to the entire amount of the underfunding, which under certain circumstances may be senior to the notes. In addition, as of December 31, 2016 the unfunded accumulated postretirement benefit obligation, as calculated in accordance with U.S. generally accepted accounting principles, for retiree medical benefits was approximately $167 million, based on assumptions set forth under Note U to the consolidated financial statements.

Signode provides pension benefits through a number of noncontributory and contributory defined benefit retirement plans covering eligible non-U.S. employees within certain subsidiaries, the majority of which are in Germany, France, Mexico and Switzerland. As of December 31, 2016 and 2015, Signode estimated that its international pension plan was underfunded by approximately $60.5 and $59.6 million, respectively.

Acquisitions or investments that Crown may pursue could be unsuccessful, consume significant resources and require the incurrence of additional indebtedness.

Crown may consider acquisitions and investments that complement its existing business and, after the Signode Acquisition, Signode’s business. These possible acquisitions and investments involve or may involve significant cash expenditures, debt incurrence (including the incurrence of additional indebtedness under Crown’s senior secured revolving credit facilities or other secured or unsecured debt), operating losses and expenses that could have a material effect on Crown’s financial condition and operating results.

In particular, if Crown incurs additional debt, Crown’s liquidity and financial stability could be impaired as a result of using a significant portion of available cash or borrowing capacity to finance an acquisition. Moreover, Crown may face an increase in interest expense or financial leverage if additional debt is incurred to finance an acquisition, which may, among other things, adversely affect Crown’s various financial ratios and Crown’s compliance with the conditions of its existing indebtedness. In addition, such additional indebtedness may be incurred under Crown’s senior secured credit facilities or otherwise secured by liens on Crown’s assets.

Acquisitions involve numerous other risks, including:

•	diversion of management time and attention;

•	failures to identify material problems and liabilities of acquisition targets or to obtain sufficient indemnification rights to fully offset possible liabilities related to the acquired businesses;

•	difficulties integrating the operations, technologies and personnel of the acquired businesses;

•	inefficiencies and complexities that may arise due to unfamiliarity with new assets, businesses or markets;

•	disruptions to Crown’s ongoing business;

•	inaccurate estimates of fair value made in the accounting for acquisitions and amortization of acquired intangible assets which would reduce future reported earnings;

•	the inability to obtain required financing for the new acquisition or investment opportunities and Crown’s existing business;

•	the need or obligation to divest portions of an acquired business;

•	challenges associated with operating in new geographic regions;

•	difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects;

•	potential loss of key employees, contractual relationships, suppliers or customers of the acquired businesses or of Crown; and

•	inability to obtain required regulatory approvals.

To the extent Crown pursues an acquisition that causes it to incur unexpected costs or that fails to generate expected returns, Crown’s financial position, results of operations and cash flows may be adversely affected, and Crown’s ability to service its indebtedness, including the notes, may be negatively impacted.

Crown’s principal markets may be subject to overcapacity and intense competition, which could reduce Crown’s net sales and net income.

Food and beverage cans are standardized products, allowing for relatively little differentiation among competitors. This could lead to overcapacity and price competition among food and beverage can producers, if capacity growth outpaced the growth in demand for food and beverage cans and overall manufacturing capacity exceeded demand. These market conditions could reduce product prices and contribute to declining revenue and net income and increasing debt balances. As a result of industry overcapacity (including in developed markets and certain emerging markets, such as China) and price competition, Crown may not be able to increase prices sufficiently to offset higher costs or to generate sufficient cash flow. The North American and Western Europe food and beverage can markets, in particular, are considered to be mature markets, characterized by slow growth and a sophisticated distribution system. In China, the current industry supply of beverage cans exceeds demand, which has resulted in pricing pressure and negative impacts on Crown’s profitability. Competitive pricing pressures, overcapacity, the failure to develop new product designs and technologies for products, as well as other factors, such as consolidation among our competitors, could cause Crown to lose existing business or opportunities to generate new business and could result in decreased cash flow and net income.

Crown is subject to competition from substitute products and decreases in demand for its products, which could result in lower profits and reduced cash flows.

Crown is subject to substantial competition from producers of alternative packaging made from glass, paper, flexible materials and plastic. Crown’s sales depend heavily on the volumes of sales by Crown’s customers in the food and beverage markets. Changes in preferences for products and packaging by consumers of prepackaged food and beverage cans significantly influence Crown’s sales. Changes in packaging by Crown’s customers may require Crown to re-tool manufacturing operations, which could require material expenditures. In addition, a decrease in the costs of, or a further increase in consumer demand for, alternative packaging could result in lower profits and reduced cash flows for Crown. For example, increases in the price of aluminum and steel and decreases in the price of plastic resin, which is a petrochemical product and may fluctuate with prices in the oil and gas market, may increase substitution of plastic food and beverage containers for metal containers or increases in the price of steel may increase substitution of aluminum packaging for aerosol products. Moreover, due to its high percentage of fixed costs, Crown may be unable to maintain its gross margin at past levels if it is not able to achieve high capacity utilization rates for its production equipment. In periods of low world-wide demand for its products or in situations where industry expansion created excess capacity, Crown experiences relatively low capacity utilization rates in its operations, which can lead to reduced margins during that period and can have an adverse effect on Crown’s business.

Signode also faces substantial competition from many regional and local competitors of various sizes in the manufacture, distribution and sale of Signode’s products. Signode products also compete, to some extent, with various other packaging materials, including other products made of paper, plastics, wood and various types of metal. Although Signode has long-term relationships with many of its customers, these relationships are typically not contractual. As a result, Signode customers may unilaterally reduce the purchase of Signode products and Signode may not be able to quickly replace that revenue source, which could harm our financial results after consummation of the Signode Acquisition.

Crown’s business results depend on its ability to understand its customers’ specific preferences and requirements, and to develop, manufacture and market products that meet customer demand.

Crown’s ability to develop new product offerings for a diverse group of global customers with differing preferences, while maintaining functionality and spurring innovation, is critical to its success. This requires a thorough understanding of Crown’s existing and potential customers on a global basis, particularly in potential high growth emerging markets, including the Middle East, South America, Eastern Europe and Asia. Failure to deliver quality products that meet customer needs ahead of competitors could have a significant adverse effect on Crown’s business.

Loss of third-party transportation providers upon whom Crown or Signode depends or increases in fuel prices could increase Crown’s costs or cause a disruption in Crown’s operations.

Crown and Signode depend generally upon third-party transportation providers for delivery of products to customers. Strikes, slowdowns, transportation disruptions or other conditions in the transportation industry, including, but not limited to, shortages of truck drivers, disruptions in rail service, decreases in the availability of vessels or increases in fuel prices, could increase Crown’s costs and disrupt Crown’s operations and its ability to service customers on a timely basis.

The loss of a major customer and/or customer consolidation could reduce Crown’s net sales and profitability.

Many of Crown’s largest customers have acquired companies with similar or complementary product lines. This consolidation has increased the concentration of Crown’s business with its largest customers. In many cases, such consolidation has been accompanied by pressure from customers for lower prices, reflecting the increase in the total volume of product purchased or the elimination of a price differential between the acquiring customer and the company acquired. Increased pricing pressures from Crown’s customers may reduce Crown’s net sales and net income.

The majority of Crown’s sales are to companies that have leading market positions in the sale of packaged food, beverages and household products to consumers. Although no one customer accounted for more than 10% of its net sales in the years ended 2016, 2015 or 2014, the loss of any of its major customers, a reduction in the purchasing levels of these customers or an adverse change in the terms of supply agreements with these customers could reduce Crown’s net sales and net income. A continued consolidation of Crown’s customers could exacerbate any such loss.

Crown’s business is seasonal and weather conditions could reduce Crown’s net sales.

Crown manufactures packaging primarily for the food and beverage can market. Its sales can be affected by weather conditions. Due principally to the seasonal nature of the soft drink, brewing, iced tea and other beverage industries, in which demand is stronger during the summer months, sales of Crown’s products have varied and are expected to vary by quarter. Shipments in the U.S. and Europe are typically greater in the second and third quarters of the year. Unseasonably cool weather can reduce consumer demand for certain beverages packaged in its containers. In addition, poor weather conditions that reduce crop yields of packaged foods can decrease customer demand for its food containers.

Crown is subject to costs and liabilities related to stringent environmental and health and safety standards.

Laws and regulations relating to environmental protection and health and safety may increase Crown’s costs of operating and reduce its profitability. Crown’s operations are subject to numerous U.S. federal and state and non-U.S. laws and regulations governing the protection of the environment, including those relating to operating permit, treatment, storage and disposal of waste, the use of chemicals in Crown’s products and manufacturing process, discharges into water, emissions into the atmosphere, remediation of soil and groundwater contamination and protection of employee health and safety. Future regulations may impose stricter environmental or employee safety requirements affecting Crown’s operations or may impose additional requirements regarding consumer health and safety, such as potential restrictions on the use of bisphenol-A, a starting material used to produce internal and external coatings for some food, beverage, and aerosol containers and metal closures. Although the U.S. FDA currently permits the use of bisphenol-A in food packaging materials and confirmed in a January 2010 update that studies employing standardized toxicity tests have supported the safety of current low levels of human exposure to bisphenol-A, the FDA in that January 2010 update noted that more research was needed, and further suggested reasonable steps to reduce exposure to bisphenol-A. The FDA subsequently entered into a consent decree under which it agreed to issue, by March 31, 2012, a final decision on a citizen’s petition requesting the agency take further regulatory steps with regard to bisphenol-A. On March 30, 2012, the FDA denied the request, responding, in part, that the appropriate course of action was to continue scientific study and review of all new evidence regarding the safety of bisphenol-A. In March 2010, the EPA issued an action plan for bisphenol-A, which includes, among other things, consideration of whether to add bisphenol-A to the chemical concern list on the basis of potential environmental effects and use of the EPA’s Design for the Environment program to encourage reductions in bisphenol-A manufacturing and use. Moreover, certain U.S. Congressional bodies, states and municipalities, as well as certain foreign nations and some member states of the European Union, such as Denmark, Belgium and France, have considered, proposed or already passed legislation banning or suspending the use of bisphenol-A in certain products or requiring warnings regarding bisphenol-A. In July 2012, the FDA banned the use of bisphenol-A in baby bottles and children’s drinking cups, and in July 2013, the FDA banned the use of bisphenol-A in epoxy resins that coat infant formula cans. In France, the production, importation, exportation and the placement on the market of baby bottles containing bisphenol-A was suspended by a law of 2010. This suspension was extended in 2013 to packaging and utensils for food intended for children under 3 and in 2015 to packaging and utensils for all other foods. Following a decision of the French Constitutional Court, the suspension is currently limited to the importation and the placement on the market of those packaging and utensils containing bisphenol-A. The law also includes certain product labeling requirements. More generally, France is very attentive to the issue of endocrine disruptors and food safety (e.g. Food Conference in 2017 (Etats généraux de l’alimentation)). In the first quarter of 2014, the European Food Safety Authority recommended that the tolerable daily intake of bisphenol-A be lowered. Further, the U.S. or additional international, federal, state or other regulatory authorities could restrict or prohibit the use of bisphenol-A in the future. For example, in 2015, the State of California declared bisphenol-A a reproductive system hazard and listed BPA as a hazardous chemical under California’s Safe Water and Toxic Environment Act, which may trigger a requirement to include warning labels on consumer items containing bisphenol-A. In addition, recent public reports, litigation and other allegations regarding the potential health hazards of bisphenol-A could contribute to a perceived safety risk about Crown’s products and adversely impact sales or otherwise disrupt Crown’s business. While Crown is exploring various alternatives to the use of bisphenol-A and conversion to alternatives is underway in some applications, there can be no assurance Crown will be completely successful in its efforts or that the alternatives will not be more costly to Crown.

Also, for example, future restrictions in some jurisdictions on air emissions of volatile organic compounds and the use of certain paint and lacquering ingredients may require Crown to employ additional control equipment or process modifications. Crown’s operations and properties, both in the United States and abroad, must comply with these laws and regulations. In addition, a number of governmental authorities in the United States and abroad have introduced or are contemplating enacting legal requirements, including emissions limitations, cap and trade systems or mandated changes in energy consumption, in response to the potential impacts of climate change. Given the wide range of potential future climate change regulations in the jurisdictions in which Crown operates, the potential impact to Crown’s operations is uncertain. In addition, the potential impact of climate change on Crown’s operations is highly uncertain. The impact of climate change may vary by geographic location and other circumstances, including weather patterns and any impact to natural resources such as water.

A number of governmental authorities both in the U.S. and abroad also have enacted, or are considering, legal requirements relating to product stewardship, including mandating recycling, the use of recycled materials and/or limitations on certain kinds of packaging materials such as plastics. In addition, some companies with packaging needs have responded to such developments, and/or to perceived environmental concerns of consumers, by using containers made in whole or in part of recycled materials. Such developments may reduce the demand for some of Crown’s products, and/or increase its costs.

Crown has a significant amount of goodwill that, if impaired in the future, would result in lower reported net income and a reduction of its net worth.

Impairment of Crown’s goodwill would require a write down of goodwill, which would reduce Crown’s net income in the period of any such write down. At December 31, 2016, without giving effect to the Signode Acquisition, the carrying value of Crown’s goodwill was $2.791 million. Crown is required to evaluate goodwill reflected on its balance sheet at least annually, or when circumstances indicate a potential impairment. If it determines that the goodwill is impaired, Crown would be required to write off a portion or all of the goodwill.

If Crown fails to retain key management and personnel, Crown may be unable to implement its business plan.

Members of Crown’s senior management have extensive industry experience, and it might be difficult to find new personnel with comparable experience. Because Crown’s business is highly specialized, Crown believes that it would also be difficult to replace its key technical personnel. Crown believes that its future success depends, in large part, on its experienced senior management team. Losing the services of key members of its management team could limit Crown’s ability to implement its business plan. In addition, under Crown’s unfunded Senior Executive Retirement Plan certain members of senior management are entitled to lump sum payments upon retirement or other termination of employment and a lump sum death benefit of five times the annual retirement benefit.

A significant portion of Crown’s workforce is unionized and labor disruptions could increase Crown’s costs and prevent Crown from supplying its customers.

A significant portion of Crown’s workforce is unionized and a prolonged work stoppage or strike at any facility with unionized employees could increase its costs and prevent Crown from supplying its customers. In addition, upon the expiration of existing collective bargaining agreements, Crown may not reach new agreements without union action in certain jurisdictions and any such new agreements may not be on terms satisfactory to Crown. If Crown is unable to negotiate acceptable collective bargaining agreements, it may become subject to union-initiated work stoppages, including strikes. Moreover, additional groups of currently non-unionized employees may seek union representation in the future. The National Labor Relations Board has adopted new regulations concerning the procedures for conducting employee representation elections that could make it significantly easier for labor organizations to prevail in elections. The regulations became effective on April 14, 2015, although court challenges to those regulations remaining pending.

Failure by Crown’s joint venture partners to observe their obligations could adversely affect the business and operations of the joint ventures and, in turn, the business and operations of Crown.

A portion of Crown’s operations, including certain beverage can operations in Asia, the Middle East and South America, is conducted through joint ventures. Crown participates in these ventures with third parties. In the event that Crown’s joint venture partners do not observe their obligations or are unable to commit additional capital to the joint ventures, it is possible that the affected joint venture would not be able to operate in accordance with its business plans or that Crown would have to increase its level of commitment to the joint venture.

If Crown fails to maintain an effective system of internal control, Crown may not be able to accurately report financial results or prevent fraud.

Effective internal controls are necessary to provide reliable financial reports and to assist in the effective prevention of fraud. Any inability to provide reliable financial reports or prevent fraud could harm Crown’s business. Crown must annually evaluate its internal procedures to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires management and auditors to assess the effectiveness of internal controls. If Crown fails to remedy or maintain the adequacy of its internal controls, as such standards are modified, supplemented or amended from time to time, Crown could be subject to regulatory scrutiny, civil or criminal penalties or shareholder litigation.

In addition, failure to maintain adequate internal controls could result in financial statements that do not accurately reflect Crown’s financial condition. There can be no assurance that Crown will be able to complete the work necessary to fully comply with the requirements of the Sarbanes-Oxley Act or that Crown’s management and external auditors will continue to conclude that Crown’s internal controls are effective.

Crown is subject to litigation risks which could negatively impact its operations and net income.

Crown is subject to various lawsuits and claims with respect to matters such as governmental, environmental and employee benefits laws and regulations, securities, labor, and actions arising out of the normal course of business, in addition to asbestos-related litigation described under the risk factor titled “Pending and future asbestos litigation and payments to settle asbestos-related claims could reduce Crown’s cash flow and negatively impact its financial condition.” Crown is currently unable to determine the total expense or possible loss, if any, that may ultimately be incurred in the resolution of such legal proceedings. Regardless of the ultimate outcome of such legal proceedings, they could result in significant diversion of time by Crown’s management. The results of Crown’s pending legal proceedings, including any potential settlements, are uncertain and the outcome of these disputes may decrease its cash available for operations and investment, restrict its operations or otherwise negatively impact its business, operating results, financial condition and cash flow.

Some of Signode’s products are relied upon by customers or end users in their facilities or operations, or are manufactured for relatively broad industrial, transportation or consumer use. Crown faces an inherent risk of exposure to claims and damage to its reputation or brands in the event that the failure, use or misuse of Signode’s products results, or is alleged to result, in death, bodily injury, property damage or economic loss. For instance, Signode products may fail while being used to transport heavy, industrial equipment. A successful product liability claim or series of claims against Signode, or a significant warranty claim or series of claims against Signode, could have a material adverse effect on Crown after consummation of the Signode Acquisition.

In March 2015, the Bundeskartellamt, or German Federal Cartel Office (“FCO”), conducted unannounced inspections of the premises of several metal packaging manufacturers, including one of Crown’s German subsidiaries. The local court order authorizing the inspection cited FCO suspicions of anti-competitive agreements in the market for the supply of metal packaging products. The FCO’s investigation is ongoing. To date, the FCO has not officially charged Crown or any of its subsidiaries with any violations of competition law. Crown conducted an internal investigation into the matter and discovered instances of inappropriate conduct by certain employees of German subsidiaries of Crown. Crown is cooperating with the FCO and submitted a leniency application which disclosed the findings of its internal investigation to date and which may lead to the reduction of penalties that the FCO may impose. If the FCO finds that Crown or any of its subsidiaries violated competition law, the FCO has wide discretion to levy fines. At this stage of the investigation Crown believes that a loss is probable. However, Crown is unable to predict the ultimate outcome of the FCO’s investigation and any additional losses that could be incurred, which could be material to Crown’s operating results and cash flows for the periods in which they are resolved or become reasonably estimable.

The downturn in certain global economies could have adverse effects on Crown.

The downturn in certain global economies could have significant adverse effects on Crown’s operations, including as a result of any the following:

•	downturns in the business or financial condition of any of Crown’s key customers or suppliers, potentially resulting in customers’ inability to pay Crown’s invoices as they become due or at all or suppliers’ failure to fulfill their commitments;

•	potential losses associated with hedging activity by Crown for the benefit of Crown’s customers including counterparty risk associated with such hedging activity, or costs associated with changing suppliers;

•	a decline in the fair value of Crown’s pension assets or a decline in discount rates used to measure Crown’s pension obligations, potentially requiring Crown to make significant additional contributions to its pension plans to meet prescribed funding levels;

•	the deterioration of any of the lending parties under Crown’s senior secured revolving credit facilities or the creditworthiness of the counterparties to Crown’s derivative transactions, which could result in such parties’ failure to satisfy their obligations under their arrangements with Crown;

•	noncompliance with the covenants under Crown’s indebtedness as a result of a weakening of Crown’s financial position or results of operations; and

•	the lack of currently available funding sources, which could have a negative impact upon the liquidity of Crown as well as that of its customers and suppliers.

Crown relies on its information technology and the failure or disruption of its information technology could disrupt its operations and adversely affect its results of operations.

Crown’s business increasingly relies on the successful and uninterrupted functioning of its information technology systems to process, transmit, and store electronic information. A significant portion of the communication between Crown’s personnel around the world, customers, and suppliers depends on information technology. As with all large systems, Crown’s information technology systems may be susceptible to damage, disruptions or shutdowns due to failures during the process of upgrading or replacing software, databases or components thereof, power outages, hardware failures, computer viruses, attacks by computer hackers, telecommunication failures, user errors or catastrophic events. In addition, security breaches could result in unauthorized disclosure of confidential information.

The concentration of processes in shared services centers means that any disruption could impact a large portion of Crown’s business within the operating zones served by the affected service center. If Crown does not allocate, and effectively manage, the resources necessary to build, sustain and protect the proper technology infrastructure, Crown could be subject to transaction errors, processing inefficiencies, loss of customers, business disruptions, the loss of or damage to intellectual property through security breach, as well as potential civil liability and fines under various states’ laws in which Crown does business. Crown’s information technology system could also be penetrated by outside parties intent on extracting information, corrupting information or disrupting business processes. In addition, if Crown’s information technology systems suffer severe damage, disruption or shutdown and Crown’s business continuity plans do not effectively resolve the issues in a timely manner, Crown may lose revenue and profits as a result of its inability to timely manufacture, distribute, invoice and collect payments from its customers, and could experience delays in reporting its financial results, including with respect to Crown’s operations in emerging markets. Furthermore, if Crown is unable to prevent security breaches, it may suffer financial and reputational damage because of lost or misappropriated confidential information belonging to Crown or to its customers or suppliers. Failure or disruption of these systems, or the back-up systems, for any reason could disrupt Crown’s operations and negatively impact Crown’s cash flows or financial condition.

In connection with recently enacted changes to the U.S. tax laws, Crown expects to incur a material charge to earnings and is evaluating additional effects of the U.S. tax law changes on its financial results for fiscal year 2017 and future periods. Signode is evaluating the effects of the U.S. tax law changes on its financial results for fiscal year 2017.

On December 22, 2017, the Tax Cuts and Jobs Act (H.R. 1) (the “Tax Act”) was signed into law by President Trump. The Tax Act contains significant changes to U.S. corporate taxation, including reduction of the U.S. corporate tax rate from 35% to 21%, limitation of the tax deduction for interest expense, net of interest income, to 30% of a U.S. corporation’s adjusted taxable income, one time taxation of unremitted earnings of non-U.S. subsidiaries at either a 15.5% rate for earnings represented by cash or cash equivalents or an 8% rate for earnings invested in non-cash assets even if not repatriated, and elimination of U.S. tax on earnings of non-U.S. subsidiaries (other than with respect to certain income of non-U.S. subsidiaries).

Based upon a preliminary review, Crown expects to incur a material charge to fiscal year 2017 earnings as a result of the impact of the Tax Act, including as a result of adjustments to deferred tax assets. The amount of the charge is subject to further analysis and is expected to be determined during 2018. Signode is currently evaluating the Tax Act and expects that the Tax Act will have a material impact on its 2017 financial statements. In addition, the Tax Act is expected to impact Crown’s and Signode’s future financial results, including as a result of the reduction in the U.S. corporate tax rate and the limitation on tax deductions for interest expense.

Changes in accounting standards, taxation requirements and other law could negatively affect Crown’s financial results.

New accounting standards or pronouncements that may become applicable to Crown from time to time, or changes in the interpretation of existing standards and pronouncements, could have a significant effect on Crown’s reported results for the affected periods. Crown is also subject to income tax in the numerous jurisdictions in which Crown operates. Increases in income tax rates or other changes to tax laws could reduce Crown’s after-tax income from affected jurisdictions or otherwise affect Crown’s tax liability. In addition, Crown’s products are subject to import and excise duties and/or sales or value-added taxes in many jurisdictions in which it operates. Increases in indirect taxes could affect Crown’s products’ affordability and therefore reduce demand for its products.

Crown may experience significant negative effects to its business as a result of new federal, state or local taxes, increases to current taxes or other governmental regulations specifically targeted to decrease the consumption of certain types of beverages.

Public health officials and government officials have become increasingly concerned about the public health consequences associated with over-consumption of certain types of beverages, such as sugar beverages and including those sold by certain of Crown’s significant customers. Possible new federal, state or local taxes, increases to current taxes or other governmental regulations specifically targeted to decrease the consumption of these beverages may significantly reduce demand for the beverages of Crown’s customers, which could in turn affect demand of Crown’s customers for Crown’s products. For example, Mexico recently implemented a tax on certain sugar sweetened beverages and members of the U.S. Congress have raised the possibility of a federal tax on the sale of certain beverages, including non-diet soft drinks, fruit drinks, teas and flavored waters. Some state governments are also considering similar taxes, and Philadelphia, Pennsylvania has enacted such a tax. If enacted, such taxes could materially adversely affect Crown’s business and financial results. Additionally, France has introduced taxes on drinks with added sugar and artificial sweeteners that companies produce or import and the U.K. is expected to introduce a tax on drinks with added sugar in April 2018. France has also imposed taxes on energy drinks using certain amounts of taurine and caffeine. The imposition of such taxes in the future may decrease the demand for certain soft drinks and beverages that Crown’s customers produce, which may cause Crown’s customers to respond by decreasing their purchases from Crown. Consumer tax legislation and future attempts to tax sugar or energy drinks by other jurisdictions could reduce the demand for Crown’s products and adversely affect Crown’s profitability.

The loss of Crown’s intellectual property rights may negatively impact its ability to compete.

If Crown is unable to maintain the proprietary nature of its technologies, its competitors may use its technologies to compete with it. Crown has a number of patents covering various aspects of its products, including its SuperEnd® beverage can end, whose primary patent expired in 2016, Easylift™ full aperture steel food can ends, PeelSeam™ and PeelFit™ flexible lidding and Ideal™ product line. Crown’s patents may not withstand challenge in litigation, and patents do not ensure that competitors will not develop competing products or infringe upon Crown’s patents. Moreover, the costs of litigation to defend Crown’s patents could be substantial and may outweigh the benefits of enforcing its rights under its patents. Crown markets its products internationally and the patent laws of foreign countries may offer less protection than the patent laws of the United States. Not all of Crown’s domestic patents have been registered in other countries. Crown also relies on trade secrets, know-how and other unpatented proprietary technology, and others may independently develop the same or similar technology or otherwise obtain access to Crown’s unpatented technology. In addition, Crown has from time to time received letters from third parties suggesting that it may be infringing on their intellectual property rights, and third parties may bring infringement suits against Crown, which could result in Crown needing to seek licenses from these third parties or refraining altogether from use of the claimed technology.

Demand for Crown’s products could be affected by changes in laws and regulations applicable to food and beverages and changes in consumer preferences.

Crown manufactures and sells packaging primarily for the food and beverage can market. As a result, many of Crown’s products come into direct contact with food and beverages. Accordingly, Crown’s products must comply with various laws and regulations for food and beverages applicable to its customers. Changes in such laws and regulations could negatively impact customers’ demand for Crown’s products as they comply with such changes and/or require Crown to make changes to its products. Such changes to Crown’s products could include modifications to the coatings and compounds that Crown uses, possibly resulting in the incurrence of additional costs. Additionally, because many of Crown’s products are used to package consumer goods, Crown is subject to a variety of risks that could influence consumer behavior and negatively impact demand for Crown’s products, including changes in consumer preferences driven by various health-related concerns and perceptions.

Crown may not be able to use all of our foreign tax credit carryforwards in the event it undergoes an ownership change as defined by the U.S. Internal Revenue Code of 1986.

Crown has substantial foreign tax carryforwards that can, subject to complex limitations, reduce U.S. taxes owed on foreign income. In the event we undergo an ownership change as determined under the Internal Revenue Code, our use of those foreign tax credit carryovers may be severely curtailed under section 383 of the Internal Revenue Code. An ownership change may occur if the percentage of our stock owned by one or more 5% shareholders increases by more than 50 percentage points over the lowest percentage of our stock owned by those shareholders, measured over a three year period.

CAPITALIZATION

The following table sets forth the consolidated cash and cash equivalents and capitalization of Crown as of September 30, 2017:

•	on an actual basis; and

•	on a pro forma basis to give effect to the Signode Acquisition, the new senior notes offerings and borrowings under the Term Loan B Facilities.

You should read this table in conjunction with Crown’s and Signode’s audited consolidated financial statements and interim financial statements.

	(dollars in millions)
	September 30, 2017
	Actual	Pro Forma
Cash and cash equivalents	$374	$365

Debt (principal outstanding(1)):
Senior secured facilities:
Revolving credit facilities due 2018	$49	$49
Term loan facilities
U.S. Dollar Term Loan A Facility	745	745
Euro Term Loan A Facility	321	321
U.S. Dollar Term Loan B Facility(2)	—	1,250
Euro Term Loan B Facility(2)	—	886
Senior notes and debentures:
Euro (€650 million at September 30, 2017) 4.0% due 2022	768	768
U.S. dollar 4.50% due 2023	1,000	1,000
Euro % Senior notes due 2023(3)	—	396
Euro (€600 million at September 30, 2017) 2.625% due 2024	709	709
Euro (€600 million at September 30, 2017) 3.375% Senior notes due 2025	709	709
Euro % Senior notes due 2026(4)	—	709
U.S. dollar % Senior notes due 2026(5)	—	750
U.S. dollar 4.25% due 2026	400	400
U.S. dollar 7.375% due 2026	350	350
U.S. dollar 7.50% due 2096	45	45
Other indebtedness in various currencies	184	184

Total debt	5,280	9,271
Noncontrolling interests	314	314
Crown Holdings shareholders’ equity(6)	798	773

Total capitalization	$6,392	$10,358

(1)	Principal amounts have not been reduced for unamortized debt issuance costs of $48 million on an actual basis and $113 million on a pro-forma basis.
(2)	Assumes the closing of 100% of the Signode Acquisition.
(3)	Consists of €335 million aggregate principal amount of senior notes offered in certain of the new senior notes offerings and does not give effect to original issue discount, if any. The €335 million in aggregate principal amount of new senior notes are reflected at an assumed exchange rate of $1.1816 U.S. dollars per euro.
(4)	Consists of €600 million aggregate principal amount of senior notes offered in certain of the new senior notes offerings and does not give effect to original issue discount, if any. The €600 million in aggregate principal amount of senior notes are reflected at an assumed exchange rate of $1.1816 U.S. dollars per euro.
(5)	Consists of $750 million new senior notes and does not give effect to original issue discount, if any.
(6)	Pro forma Shareholders’ equity has been reduced by $25 million for acquisition related costs.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On December 19, 2017, Crown announced that it has entered into an agreement to acquire Signode Industrial Group Holdings (Bermuda) Ltd. (“Signode”), a leading global provider of transit packaging systems and solutions, in a cash transaction valued at $3.91 billion subject to customary closing adjustments (the “Signode Acquisition”). The following unaudited pro forma condensed combined financial information (the “pro formas”) is based on the historical consolidated financial statements of Crown and the historical consolidated financial statements of Signode, and has been prepared to reflect the Signode Acquisition and the financing structure established to fund the Signode Acquisition, including the offering of the new senior notes and use of the net proceeds therefrom (collectively, the “Transactions”). The pro formas are presented for illustrative purposes only and do not necessarily reflect the results of operations or the financial position of Crown that actually would have resulted had the Transactions occurred at the dates indicated, or project the results of operations or financial position of Crown for any future date or period.

The unaudited pro forma condensed combined statements of operations (the “pro forma statements of operations”) for the nine and twelve months ended September 30, 2017 and for the year ended December 31, 2016 give effect to the Transactions as if they were completed on January 1, 2016. The unaudited pro forma condensed combined balance sheet (the “pro forma balance sheet”) as of September 30, 2017 is based on the assumption that the Transactions were completed on that day. The unaudited pro forma adjustments reflecting the Transactions have been prepared to give pro forma effect to events that are (i) directly attributable to the Transactions, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on Crown following consummation of the Transactions. The pro formas do not reflect the cost of any integration activities or benefits from the Transactions, including potential synergies that may be derived in future periods.

The pro formas should be read in conjunction with:

•	Crown’s audited consolidated financial statements and related notes as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, in each case contained in Crown’s Annual Report on Form 10-K as of and for the year ended December 31, 2016, Crown’s unaudited condensed consolidated financial statements and related notes as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in each case contained in Crown’s Quarterly Report on Form 10-Q as of and for the nine months ended September 30, 2017, and

•	Signode’s audited consolidated financial statements as of and for the year ended December 31, 2016 and Signode’s unaudited condensed consolidated financial statements for the nine months ended September 30, 2017 and September 30, 2016.

The pro formas include reclassifications to conform Signode’s historical accounting presentation to Crown’s accounting presentation. The pro formas also include adjustments to reflect the Transactions, including specifically, the financing structure to fund the Signode Acquisition. These adjustments reflect Crown’s best estimates based upon the information available to date and are preliminary and subject to change once more detailed information is obtained.

The Signode Acquisition will be accounted for as a business combination using the acquisition method of accounting in conformity with U.S. GAAP. Under this method, the assets acquired and liabilities assumed have been recorded based on preliminary estimates of fair value. The actual fair values will be determined upon the consummation of the Transactions and may vary from these preliminary estimates.

The pro forma adjustments are based upon the best available information and include certain assumptions that Crown believes to be reasonable. Further, these adjustments could materially change as the allocation of the purchase price for Signode has not been finalized. Accordingly, there can be no assurance that the final allocation of the purchase price will not differ from the preliminary allocation reflected in the pro formas.

Crown Holdings, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

Year ended December 31, 2016

($ in millions other than per share amounts)

			Note 3 Reclassifications		Note 4 Pro Forma Adjustments
	Crown	Signode			Financing		Acquisition		Combined
Net sales	$8,284	$2,134	$—		$—		$—		$10,418

Cost of products sold, excluding depreciation and amortization	6,583		1,506	(a), (h)					8,089
Cost of sales		1,546	(1,546)	(a), (b)					—
Depreciation and amortization	247		183	(b), (c)			1	(c)(i)	431
Amortization		133	(133)	(c)					—
Selling and administrative expense	368	319	(48)	(b), (d), (h)					639
Provision for asbestos	21								21
Restructuring and other	44		34	(d), (g)					78

Income from operations	1,021	136	4		—		(1)		1,160
Loss from early extinguishments of debt	37								37
Interest expense	243	116			20	(b)			379
Interest income	(12)		(1)	(e)					(13)
Other loss (income)		(10)	10	(e), (f), (g)					—
Foreign exchange	(16)		(5)	(f)					(21)

Income before income taxes	769	30	—		(20)		(1)		778
Provision for income taxes	186	7			(5	)(d)			188

Net income	583	23	—		(15)		(1)		590
Net income attributable to noncontrolling interests	(87)								(87)

Net income attributable to Shareholder	$496	$23	$—		$(15)		$(1)		$503

Earnings per common share attributable to Crown Holdings:
Basic	$3.58								$3.63

Diluted	$3.56								$3.61

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Crown Holdings, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

Nine months ended September 30, 2017

($ in millions other than per share amounts)

			Note 3		Note 4 Pro Forma Adjustments
	Crown	Signode	Reclassifications		Financing		Acquisition		Combined
Net sales	$6,530	$1,666	$—		$—		$—		$8,196

Cost of products sold, excluding depreciation and amortization	5,194		1,195	(a), (d)					6,389
Cost of sales		1,225	(1,225)	(a), (b)					—
Depreciation and amortization	183		120	(b), (c)			18	(c)(i)	321
Amortization		83	(83)	(c)					—
Selling and administrative expense	272	215	(13)	(b), (d), (g)					474
Restructuring and other	26		6	(g)					32

Income from operations	855	143	—		—		(18)		980
Loss from early extinguishments of debt	7								7
Interest expense	187	97			5	(b)			289
Interest income	(10)		(1)	(e)					(11)
Other loss (income)		38	(38)	(e), (f)					—
Foreign exchange	4		39	(f)					43

Income before income taxes	667	8	—		(5)		(18)		652
Provision for income taxes	178	11			(1	)(d)	(5	)(d)	183

Net income (loss)	489	(3)	—		(4)		(13)		469
Net income attributable to noncontrolling interests	(77)								(77)

Net income (loss) attributable to Shareholder	$412	$(3)	$—		$(4)		$(13)		$392

Earnings per common share attributable to Crown Holdings:
Basic	$3.03								$2.88

Diluted	$3.02								$2.87

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Crown Holdings, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

Twelve months ended September 30, 2017

($ in millions other than per share amounts)

			Note 3 Reclassifications		Note 4 Pro Forma Adjustments
	Crown	Signode			Financing		Acquisition		Combined
Net sales	$8,453	$2,193	$—		$—		$—		$10,646

Cost of products sold, excluding depreciation and amortization	6,727		1,567	(a)					8,294
Cost of sales		1,608	(1,608)	(a), (b)					—
Depreciation and amortization	242		165	(b), (c)			17	(c)(i)	424
Amortization		117	(117)	(c)					—
Selling and administrative expense	365	304	(31)	(b), (d)					638
Provision for asbestos	21								21
Restructuring and other	51		22	(d), (g)					73

Income from operations	1,047	164	2		—		(17)		1,196
Loss from early extinguishments of debt	7								7
Interest expense	249	127			9	(b)			385
Interest income	(14)		(1)	(e)					(15)
Other loss (income)		17	(17)	(e), (f), (g)					—
Foreign exchange	10		20	(f)					30

Income before income taxes	795	20	—		(9)		(17)		789
Provision for income taxes	213	12			(2	)(d)	(4	) (d)	219

Net income	582	8	—		(7)		(13)		570
Net income attributable to noncontrolling interests	(105)								(105)

Net income attributable to Shareholder	$477	$8	$—		$(7)		$(13)		$465

Earnings per common share attributable to Crown Holdings:
Basic	$3.49								$3.40

Diluted	$3.48								$3.39

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Crown Holdings, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2017

($ in millions)

			Note 3				Note 4 Pro Forma Adjustments
	Crown	Signode	Reclassifications				Financing		Acquisition			Combined
Assets
Current assets
Cash and cash equivalents	$374	$56		$—			$3,926	(a)	$(3,991)	(c	)	$365
Receivables, net	1,098	371										1,469
Inventories	1,430	236							34	(c	)(iii)	1,700
Prepaid expenses and other current assets	251	52										303

Total current assets	3,153	715		—			3,926		(3,957)			3,837

Goodwill and intangible assets, net	3,562			1,847	(a	)			1,760	(c	)	7,169
Goodwill		904		(904)	(a	)
Intangible assets		943		(943)	(a	)
Property, plant and equipment, net	3,066	374										3,440
Deferred income taxes		6		(6)	(b	)
Other non-current assets	715	29		6	(b	)			(4)	(c	)	746

Total	$10,496	$2,971	$—				$3,926		$(2,201)			$15,192

Liabilities and equity
Current liabilities
Short-term debt	50	9		(4)	(c	)			(5)	(a	)	50
Current maturities of long-term debt	68			4	(c	)			(4)	(a	)	68
Accounts payable		206		(206)	(d	)
Accrued expenses		188		(188)	(d	)
Income taxes payable		11		(11)	(d	)
Accounts payable and accrued liabilities	2,919			405	(d	)			(21)	(c	)	3,303

Total current liabilities	3,037	414		—			—		(30)			3,421

Long-term debt, excluding current maturities	5,114	2,122					3,926	(a)	(2,122)	(a	)	9,040
Deferred income taxes		43		(43)	(e	)
Postretirement and pension liabilities	519			65	(f	)						584
Other non-current liabilities	714	126		(22)	(e	), (f)			242	(c	), (c)(iv)	1,060
Noncontrolling interests	314											314
Crown Holdings shareholders’ equity	798								(25)	(c	)(v)	773
Signode shareholders’ equity		266							(266)	(c	)(v)	—

Total equity	1,112	266		—			—		(291)			1,087

Total	$10,496	$2,971	$—				$3,926		$(2,201)			$15,192

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1. Basis of Presentation

The pro formas are based on the historical consolidated financial statements of Crown and the historical consolidated financial statements of Signode, and have been prepared to reflect the Transactions. The pro formas are presented for illustrative purposes only and do not necessarily reflect the results of operations or the financial position of Crown that actually would have resulted had the Transactions occurred at the dates indicated, or project the results of operations or financial position of Crown for any future dates or periods. The pro forma statements of operations for the year ended December 31, 2016 and the nine and twelve months ended September 30, 2017 assume the Transactions were completed on January 1, 2016. The pro forma balance sheet as of September 30, 2017 is based on the assumption that Transactions had occurred on that day.

Pro forma adjustments reflected in the pro forma balance sheet are based on items that are factually supportable and directly attributable to the Transactions. Pro forma adjustments reflected in the pro forma statement of operations are based on items that are factually supportable, which are directly attributable to the Transactions, and which are expected to have a continuing impact on Crown’s results of operations and/or financial position. Any nonrecurring items directly attributable to the Acquisition are included in the pro forma balance sheet but not in the pro forma statements of operations. In contrast, any nonrecurring items that were already included in Crown’s or Signode’s historical consolidated financial statements that are not directly related to the Transactions have not been eliminated. The pro formas do not reflect the cost of any integration activities or benefits from the Transactions including potential synergies that may be generated in future periods.

Note 2. The Transactions.

On December 19, 2017, Crown Holdings entered into an Agreement and Plan of Merger (as amended and restated on December 26, 2017, the “Merger Agreement”), which provides for the acquisition of Signode from the Carlyle Group and certain other sellers.

Crown will pay an enterprise value of $3.91 billion in cash, subject to adjustment. On December 28, 2017, Crown amended its credit agreement to provide incremental “term B” senior secured credit facilities and to permit for the Signode Acquisition. Simultaneous with the offering of the new senior notes, Crown intends to enter into an incremental amendment to its credit agreement to provide for incremental senior secured credit facilities consisting of a U.S. dollar denominated “term B” loan in an amount equal to $1,250 million, maturing seven years after the closing date of the Signode Acquisition, and a Euro denominated “term B” loan in an amount equal to €750 million, maturing seven years after the closing date of the Signode Acquisition, (together, the “Incremental Term Facilities”). Such incremental amendment will not become effective until the closing date of the Signode Acquisition. Crown intends to borrow under the Incremental Term Facilities to partially finance the Signode Acquisition.

The closing of the Signode Acquisition is subject to the satisfaction of various closing conditions, including, among others, (i) receipt of approvals from antitrust regulators in certain jurisdictions, (ii) the absence of any restraint by any governmental authority, and (iii) accuracy of representations and warranties and compliance with covenants, subject to agreed levels of materiality. The closing is not subject to a financing or funding condition and Crown has agreed to take all steps necessary to avoid or eliminate any impediment under competition law. The Signode Acquisition is expected to close during the first quarter of 2018. However, given the number of jurisdictions in which antitrust approval is required, there is no assurance that the Signode Acquisition can be completed on that timeframe.

The Merger Agreement permits Crown and Signode to terminate the Merger Agreement under certain circumstances, including, among others, (i) by mutual agreement of Crown and Signode, (ii) by either party if the other breaches any of its material obligations, (iii) by either party if any governmental authority restrains the transaction, and (iv) by either party upon notice to the other after June 19, 2018.

Note 3. Reclassifications to Signode’s Financial Statements

Certain historical financial information of Signode has been reclassified to conform to the presentation used by Crown. These reclassifications include:

Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2016

(a) The reclassification of $1,504 of cost of sales into cost of products sold, excluding depreciation and amortization.

(b) The reclassification of $42 million of depreciation out of cost of sales and $8 million out of selling and administrative expense into depreciation and amortization.

(c) The reclassification of $133 million of amortization into depreciation and amortization.

(d) The reclassification of $35 million of asset impairments, $1 million of transaction costs and $2 million of other net charges out of selling and administrative expense into restructuring and other.

(e) The reclassification of $1 million of interest income out of other loss (income) into interest income.

(f) The reclassification of $5 million of foreign exchange gains out of other loss (income) into foreign exchange.

(g) The reclassification $4 million of other income, net out of other loss (income) into restructuring and other.

(h) The reclassification of $2 million of inventory write-offs out of selling and administrative expense into cost of products sold, excluding depreciation and amortization.

Unaudited Pro Forma Condensed Combined Statement of Operations for the Nine Months Ended September 30, 2017

(a) The reclassification of $1,194 million of cost of sales into cost of products sold, excluding depreciation and amortization.

(b) The reclassification of $31 million and $6 million of depreciation out of cost of sales and selling and administrative expense into depreciation and amortization.

(c) The reclassification of $83 million of amortization into depreciation and amortization.

(d) The reclassification of $1 million of inventory write-offs out of selling and administrative expense into cost of products sold, excluding depreciation and amortization.

(e) The reclassification of $1 million of interest income out of other loss (income) into interest income.

(f) The reclassification of $39 million of foreign exchange losses out of other loss (income) into foreign exchange.

(g) The reclassification of $2 million of asset impairments, $2 million of transaction costs and $2 million of other net charges out of selling and administrative expense into restructuring and other.

Unaudited Pro Forma Condensed Combined Statement of Operations for the Twelve Months Ended September 30, 2017

(a) The reclassification of $1,567 of cost of sales into cost of products sold, excluding depreciation and amortization.

(b) The reclassification of $41 million and $7 million of depreciation out of cost of sales and selling and administrative expense into depreciation and amortization.

(c) The reclassification of $117 million of amortization into depreciation and amortization.

(d) The reclassification of $19 million of asset impairments, $3 million of transaction costs and $2 million of other net charges out of selling and administrative expense into restructuring and other.

(e) The reclassification of $1 million of interest income out of other loss (income) into interest income.

(f) The reclassification of $20 million of foreign exchange losses out of other loss (income) into foreign exchange.

(g) The reclassification of $2 million of other income, net of other loss (income) into restructuring and other.

Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2017

(a) The reclassification of goodwill and intangible assets into goodwill and intangible assets, net.

(b) The reclassification of deferred tax assets into other non-current assets.

(c) The reclassification of $4 million of short-term debt into current maturities of long-term debt.

(d) The reclassification of accounts payable, accrued expenses and income taxes payable to accounts payable and accrued liabilities.

(e) The reclassification of deferred income taxes to other non-current liabilities

(f) The reclassification of $65 million out of other non-current liabilities to postretirement and pension liabilities.

Note 4. Pro Forma Adjustments

(a) Sources of Funding

Crown expects to finance the Signode Acquisition through a combination of U.S. and euro borrowings under its Term Loan B facilities and the issuance of U.S. and euro bonds. The financing adjustments reflected in the pro forma balance sheet are as follows:

Term Loan B Facilities
U.S. dollar at LIBOR plus due 2025	$1,250
Euro (€750) at EURIBOR plus due 2025	886
Senior notes and debentures
Euro (€335) at due 2023	396
Euro (€600) at due 2026	709
U.S. dollar at due 2026	750
Less: debt issuance costs	(65)

Proceeds from financing	3,926
Less: Net book value of Signode’s existing debt	(2,131)

Total debt adjustment	1,795

Current portion of debt adjustment	(9)
Non-current portion of debt adjustment	1,804

Total debt adjustment	$1,795

(b) Interest Expense

The financing adjustments reflected in the pro formas assume a weighted average interest rate of 3.40%. The interest expense adjustments reflected in the pro forma statements of operations were calculated as follows:

	12 months ended December 31, 2016	9 months ended September 30, 2017	12 months ended September 30, 2017
Acquisition Debt	$3,991	$3,991	$3,991
Weighted Average Interest Rate	3.4%	3.4%	3.4%

Incremental Interest Expense	136	102	136
Signode’s Historical Interest Expense	(116)	(97)	(127)

Pro forma interest expense adjustment	$20	$5	$9

An increase (decrease) in interest rates of 12.5 basis points would increase (decrease) interest expense by $5 million.

(c) Preliminary Purchase Price Allocation

The Signode Acquisition will be accounted for as a business combination using the acquisition method of accounting in conformity with U.S. GAAP. Under this method, the assets acquired and liabilities assumed have been recorded based on preliminary estimates of fair value and useful lives of the assets acquired and liabilities assumed as of September 30, 2017. In accordance with U.S. GAAP, Crown defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The allocation is dependent upon certain valuations and other studies that will not be complete until after the Transactions have closed. The actual fair values will be determined upon the consummation of the Signode Acquisition and may vary from these estimates. Accordingly, the pro forma purchase price allocation is subject to further adjustments as additional information becomes available and additional analyses and final valuations are conducted following the completion of the Transactions. There can be no assurance that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The preliminary purchase price allocation is as follows:

Fair value of consideration transferred
Cash	$1,688

Total consideration	$1,688

Recognized amounts of identifiable assets acquired and liabilities assumed:
Cash	56
Receivables, net	371
Inventories	270
Prepaid expenses and other current assets	52
Intangible assets	1,930
Property, plant and equipment, net	374
Other non-current assets	35
Short-term debt	(5)
Current maturities of long-term debt	(4)
Accounts payable and accrued liabilities	(405)
Long-term debt, excluding current maturities	(2,193)
Postretirement and pension liabilities	(65)
Other non-current liabilities	(405)

Total identifiable net assets	$11

Goodwill	$1,677

Cash outflow of $3,991 in the pro forma statement balance sheet includes $1,688 of cash consideration, $2,202 for the repayment of Signode’s existing debt, $55 for repayment of Signode’s debt related hedging instruments ($4 included in other current assets and $59 included in other non-current liabilities),$21 for repayment of Signode’s accrued interest (included in accounts payable and accrued liabilities) and $25 for acquisition related costs.

The pro forma adjustment to goodwill and intangible assets, net was calculated as follows:

Intangible assets	$1,930
Goodwill	1,677

Goodwill and intangible assets	3,607
Less: Signode’s historical goodwill and intangible assets	(1,847)

Adjustment to goodwill and intangible assets	$1,760

Except as discussed below, the carrying value of Signode’s assets and liabilities are considered to approximate their fair values.

(i) The fair values of identifiable intangible assets were estimated using significant assumptions, such as the amount and timing of projected cash flows, the discount rate selected to measure the risks inherent in the future cash flows and the assessment of the asset’s life cycle, including competitive trends and other factors. However a detailed analysis has not been completed and actual results may differ from these estimates.

The fair value and weighted-average estimated useful life of identifiable intangible assets are estimated as follows:

	Fair Value	Weighted Average Estimated Useful Life	Annual Amortization
Trade names—Definite lived	$20	7	$3
Trade names—Indefinite lived	570	Indefinite
Technology	175	7	25
Customer relationships	1,165	11	106

Total acquired identifiable intangible assets	$1,930		$134

The amortization adjustments reflected in the pro forma statements of operations were calculated as follows:

	12 months ended December 31, 2016	9 months ended September 30, 2017	12 months ended September 30, 2017
Estimated amortization	$134	$101	$134
Signode’s Historical Amortization Expense	(133)	(83)	(117)

Pro forma amortization adjustment	$1	$18	$17

(ii) The carrying values of Signode’s property, plant and equipment were recorded at fair value on May 1, 2014 and have been depreciated and reviewed for impairment as needed. As part of the preliminary purchase price allocation, Crown has assumed that the carrying value approximates fair value. However a detailed analysis has not been completed and actual results may differ from this assumption.

(iii) The value of inventories has been increased by $34 million to reflect the preliminary estimate of fair value. The fair value adjustment to inventory has not been recorded in Crown’s pro forma statements of operations.

(iv) The adjustment to other non-current liabilities includes $301 of deferred tax liabilities related to the adjustments to record inventories and intangible assets at fair value.

(v) The fair value of debt has been determined based upon the amounts required to repay Signode’s existing indebtedness including prepayment premiums.

(vi) The adjustment of $291 million to shareholders’ equity includes an adjustment of $266 million to eliminate Signode’s equity and $25 million to record acquisition related costs. The acquisition related costs were not recorded in Crown’s pro forma statements of operations.

(d) Income Taxes

Crown used a blended 26.0% tax rate to calculate the tax impacts of the financing and acquisition-related adjustments in the pro forma statements of operations based on an estimate of the underlying geographic mix of statutory rates of the acquired assets and liabilities and underlying earnings. The tax rate is subject to change and may not be reflective of Crown’s tax rate for future periods after consummation of the Signode Acquisition.